Exhibit 10.1

REDACTED AGREEMENT FOR
CONFIDENTIAL TREATMENT REQUEST

DNA CANCER VACCINE COLLABORATION
AND
LICENSE AGREEMENT
This Agreement is entered into with effect as of the Effective Date (as defined below)
by and between
MedImmune, Limited
with an office and place of business at Milstein Building, Granta Park, Cambridge CB21 6GH, United Kingdom (“MedImmune”)
and
Inovio Pharmaceuticals, Inc.
with an office and place of business at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, PA 19462 U.S.A. (“Inovio”),
on the other hand.

TABLE OF CONTENTS

1.Definitions    9
1.1.3112 Development Plan    9
1.2.    3100 Product    9
1.3.3112 Product    9
1.4.3112 Trial    10
1.5.Additional Product    10
1.6.Adjuvant    10
1.7.Affiliate    10
1.8.Agreement    10
1.9.Agreement Term    10
1.10.Applicable Law    10
1.11.Anti-Corruption Law    10
1.12.Antigen    11
1.13.Bioequivalent Product    11
1.14.BLA    11
1.15.Calendar Quarter    11
1.16.Calendar Year    11
1.17.Change of Control    11
1.18.Change of Control Group    11
1.19.CCAP    11
1.20.Clinical Study    12
1.21.Collaboration IP    12
1.22.Combination Product    12
1.23.Commercially Reasonable Efforts    12
1.24.Companion Diagnostic    13
1.25.Compulsory Sublicense    13
1.26.Compulsory Sublicensee    13
1.27.Confidential Information    13
1.28.Control    13
1.29.Cover    14
1.30.[XXXXXXX]    14
The term [XXXXXXX[XXXXXXX].    14
1.31.Delivery Device    14
1.32.Delivery Device IP    14
1.33.Development Plan    14
1.34.Development Program    14
1.35.DNA    14
1.36.DNA Plasmid    14

1.37.Drug Approval Documentation    15
1.38.DSUR    15
1.39.Effective Date    15
1.40.EMA    15
1.41.Enabling Technologies    15
1.42.Enabling Technology Patents    15
1.43.EU    15
1.44.Existing Agreements    15
1.45.Expert    15
1.46.FBMC    15
1.47.FDA    16
1.48.FDCA    16
1.49.Field    16
1.50.First Commercial Sale    16
1.51.FTE    16
1.52.FTE Rate    16
1.53.GLP Tox    16
1.54.GMP    16
1.55.Handle    17
1.56.IFRS    17
1.57.IL-12    17
1.58.[XXXXXXX]    17
1.59.IND    17
1.60.Initiation    17
1.61.[XXXXXXX]    17
The term [XXXXXXX].    17
1.62.Inovio Background IP Rights    17
1.63.Inovio IP Rights    17
1.64.Inovio Know-How    17
1.65.Inovio Patent Rights    18
1.66.Insolvency Event    18
1.67.Invention    18
1.68.Joint IP    18
1.69.Joint Know-How    18
1.70.Joint Patent Rights    18
1.71.JSC    18
1.72.Know-How    18
1.73.Major Indication    19
1.74.MedImmune Compound    19
1.75.MedImmune Group    19
1.76.MedImmune IP Rights    19
1.77.MedImmune Know-How    19
1.78.MedImmune Patent Rights    19
1.79.Net Sales    19
1.80.Orphan Drug Product    20

1.81.    [XXXXXXX]    20
1.82.The term [XXXXXXX].    20
1.83.Party    20
1.84.Patent Rights    20
1.85.[XXXXXXX]    20
The term [XXXXXXX].    20
1.86.[XXXXXXX]    20
The term [XXXXXXX]    20
1.87.Person    21
1.88.Phase I Study    21
1.89.Phase II Study    21
1.90.Phase III Study    21
1.91.Product    21
1.92.Regulatory Approval    21
1.93.Regulatory Authority    21
1.94.Regulatory Documentation    21
1.95.Research Collaboration Product    22
1.96.Research Collaboration Development Plan    22
1.97.Research Plan    22
1.98.Research Program    22
1.99.Research Results    22
1.100.[XXXXXXX]Supply Agreement    22
1.101.Royalty Bearing Product    22
1.102.Royalty Term    22
1.103.Sphergen Cross-License    23
1.104.Sublicensee    23
1.105.Territory    23
1.106.Third Party    23
1.107.Third Party Product    23
1.108.Transition Period    23
1.109.UPenn Agreement    23
1.110.UPenn Patent Rights    23
1.111.US    23
1.112.US$    23
1.113.Valid Claim    23
1.114.VGXI Supply Agreement    24
1.115.Additional Definitions    24
2.R&D Collaboration    25
2.1.Conduct of the Research Programs    25
2.1.1.Scope    25
2.1.2.Diligent Efforts    25
2.1.3.Research Plan    25
2.1.4.Personnel    26
2.1.5.Research Term    26

2.1.6.Responsibility and Funding    26
2.2.Conduct of Development Programs    27
2.2.1.Scope    27
2.2.2.Objective of Development Plan    27
2.2.3.Third Party Contractors    28
2.2.4.Personnel    28
2.3.Exclusivity    28
2.4.Records; Reports    28
2.4.1.Progress Reports    28
2.4.2.    Research Records    29
3.Licenses    29
3.1.Research Cross License    29
3.2.Product Development and Commercialization License    29
3.3.License to Inovio for Improvements to Inovio Background Technology    30
3.4.Research Collaboration Product License.    31
3.4.1.Research Collaboration Target Selection    31
3.4.2.Research Collaboration Product Selection    32
3.4.3.Research Collaboration Product License    33
4.Governance    34
4.1.Joint Steering Committee    34
4.2.Members    34
As applicable on an individual basis, each steering committee shall have the responsibility and authority to:34
4.4.Meetings    36
4.5.Minutes    36
4.6.Decisions    37
4.6.1.Decision Making Authority    37
4.6.2.Consensus; Good Faith    37
4.6.3.Failure to Reach Consensus    37
4.7.Alliance Director    37
4.8.Limitations of Authority    37
4.9.Expenses    37
4.10.Lifetime    38
5.Clinical Development and Commercialization    38
5.1.Development    38
5.1.1.Standards for Development    38
5.1.2.Development of 3112 Product    38
5.1.3.Development of Research Collaboration Products    38
5.2.Regulatory Responsibility    38
5.2.1.Regulatory Responsibility for Products. Except as set forth in Section 5.1.1, MedImmune, at its sole cost, shall pursue all regulatory affairs related to Products in the Territory including the preparation and filing of applications for regulatory approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products. MedImmune shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Products in the Territory. MedImmune or its Affiliates shall own and file in their discretion all regulatory filings and regulatory approvals for all Products in the Territory. MedImmune, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of Products in the Territory.    39
5.3.Supply in General    39
5.3.1.In General    39
5.3.2.Product Supply    40
5.4.Supply of Delivery Devices    40
5.4.1.Preclinical Supply of Delivery Device    40
5.4.2.Clinical Study and Commercial Supply of Delivery Device    41
5.4.3.MedImmune Option for Development and Supply of Delivery Devices.    41
5.4.4.Transfer of Manufacturing Technology for Delivery Device    41
5.5.GMP    42
5.6.Commercialization    42
5.7.Diligence    42
5.7.1.Safe Harbors.    43
5.8.Updates to Inovio    43
5.8.1.Updates to Inovio for 3112 Product and Research Collaboration Products    43
5.8.2.Updates to Inovio for Research Collaboration Products    43
5.9.Safety Reporting / Pharmacovigilance Activities    43
5.9.1.General    44
5.9.2.Transition Period    44
6.Payment    44
6.1.Signing and Exclusivity Fee    44
6.2.Development Payments    44
6.2.1.3112 Product    44
6.2.2.Research Collaboration Products    44
6.3.Development Event Payments    45
6.3.1.3112 Product Development Event Payments    45
6.3.2.Research Collaboration Product Development Event Payments    46
6.4.Sales Based Payments    47
6.4.1.3112 Sales Based Payments    47
6.4.2.Research Collaboration Product Commercial Sale Event Payments    48
6.5.MedImmune Royalty Payments    48
6.5.1.Royalty Term    48
6.5.2.Royalty Rates    48
6.6.Disclosure of Payments    51
7.Accounting and Reporting    51
7.1.Invoices    51

7.2.Research and Development Payment Report    51
7.3.Timing of Payments    51
7.3.1.Payment under a Research and Development Payment Report    51
7.3.2.Royalties    52
7.4.Late Payment    52
7.5.Method of Payment    52
7.6.Royalty Reports    52
8.Taxes    52
9.Auditing    52
9.1.Right to Audit    52
9.2.Audit reports    53
9.3.Over-or Underpayment    53
9.4.Duration of Audit Rights    53
10.Intellectual Property    53
10.1.Disclosure of Inventions    53
10.2.Ownership of Inventions    54
10.3.Prosecution of Patent Rights Covering Inventions    54
10.4.CREATE Act    55
10.5.Infringement    55
10.6.Defense    56
10.7.Common Interest Disclosures    57
10.8.Hatch-Waxman    58
10.9.Biosimilar or Interchangeable Biological Products    58
10.10.Patent Term Extensions    58
11.Representations, Warranties and Covenants    59
11.1.Inovio Representations, Warranties and Covenants.    59
11.1.1.Existing Agreements    59
11.1.2.Safety Data / Adverse Event Information    59
11.1.3.Third Party Rights    59
11.1.4.Control of Patent Rights    59
11.1.5.Inventors    60
11.1.6.Grants    60
11.1.7.Authorization    60
11.1.8.Ownership and Validity of Know-How    61
11.1.9.No Claims    61
11.1.10.No Conflict    61
11.1.11.Compliance, Anti-Corruption Laws.    61
11.1.12.Regulatory Documentation    62
11.1.13.No Other Representations    62
11.2.MedImmune Representations, Warranties and Covenants    63
11.2.1.Inventors    63
11.2.2.Grants    63

11.2.3.Authorization    63
11.2.4.No Claims    63
11.2.5.No Conflict    63
11.2.6.No Other Representations    63
12.Indemnification    63
12.1.Indemnification by MedImmune of Third Party Claims    64
12.2.Indemnification by Inovio of Third Party Claims    64
12.3.Procedure    64
13.Liability    64
14.Obligation Not to Disclose Confidential Information    65
14.1.Non-Use and Non-Disclosure    65
14.2.Permitted Disclosure    65
14.3.Press Releases    65
14.4.Publications    65
14.5.Commercial Considerations    66
14.6.Additional Permitted Disclosures by MedImmune    66
14.7.Use of Name    66
14.8.Disclosure Required by Court Order, Law or Government    66
14.9.Return of Confidential Information    67
15.Term and Termination    67
15.1.Commencement and Term    67
15.2.Termination    67
15.2.1.Termination for Breach    67
15.2.2.Insolvency    68
15.2.3.Termination by MedImmune without Cause    68
15.3.Consequences of Termination    68
15.3.1.Termination by Inovio for Breach by MedImmune or by MedImmune without Cause    68
15.3.2.Termination by MedImmune for Breach by Inovio or Inovio Insolvency    68
15.3.3.No Other Obligations    70
15.4.Survival    71
16.Miscellaneous    71
16.1.Bankruptcy    71
16.2.Change of Control    71
16.3.Governing Law    72
16.4.Disputes    72
16.5.Arbitration    72
16.6.Assignment    72
16.7.Debarment    72
16.8.Independent Contractor    72
16.9.Unenforceable Provisions and Severability    73

16.10.Waiver    73
16.11.Appendices    73
16.12.Entire Understanding    73
16.13.Amendments    73
16.14.Invoices    73
16.15.    Notice    74

COLLABORATION AND LICENSE AGREEMENT

WHEREAS, Inovio has developed novel SynCon® DNA vaccine construct technology that may enable development of synthetic DNA vaccines targeted against, among other things, HPV-driven cancers (including the DNA vaccine known as INO-3112); and
WHEREAS, Inovio has expertise in the research, development, and manufacture of electroporation-based DNA delivery technology; and
WHEREAS, MedImmune (“MedImmune”) has expertise in the research, development, manufacture and commercialization of pharmaceutical and diagnostic products; and
WHEREAS, MedImmune and Inovio are willing to conduct a research program for the development of a DNA vaccine for potential development and commercialization by MedImmune; and
WHEREAS, Inovio is willing to grant to MedImmune an exclusive license for MedImmune to make, use, offer for sale, sell and import and export certain DNA vaccines, including the use of Inovio’s electroporation-based DNA delivery technology; and
WHEREAS, Inovio is willing to grant to MedImmune an exclusive license for MedImmune to make, use, offer for sale, sell and import and export DNA vaccines based on INO-3112 that are directed to HPV-driven cancer, including the use of Inovio’s electroporation-based DNA delivery technology, as contemplated herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.Definitions
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1.    3112 Development Plan
The term “3112 Development Plan” shall mean the Development Plan for the conduct of all 3112 Trials, including the budget, as such plan may be updated from time to time as provided in this Agreement.

1.2.    3100 Product
The term “3100 Product” shall mean Inovio’s VGX-3100 immunotherapy product that contains as an active ingredient: one (1) DNA Plasmid that encodes for an engineered HPV type 16 E6 and E7 oncogene, one (1) DNA plasmid that encodes for an engineered HPV type 18 E6 and E7 oncogene,

1.3.    3112 Product
The term “3112 Product” shall mean a product that contains as an active ingredient: one (1) DNA Plasmid that encodes for an engineered HPV type 16 E6 and E7 oncogene, one (1) DNA plasmid that encodes for an engineered HPV type 18 E6 and E7 oncogene and a DNA plasmid that encodes for either IL-12 or [XXXXXXX] in the Inovio DNA vaccine known as INO-3112.

1.4.    3112 Trial
The term “3112 Trial” shall mean any and all studies conducted with 3112 Product in accordance with the 3112 Development Plan and consistent with Section 5.1.

1.5.    Additional Product
The term “Additional Product” means any active component (whether a biological or chemical component) included in a Combination Product that is not a Royalty Bearing Product.

1.6.    Adjuvant
The term “Adjuvant” shall mean a substance contained in a vaccine or delivered separately to increase a patient’s immune response to the Antigen(s) found in or encoded by such vaccine. Adjuvants include, but are not limited to, DNA plasmids encoding an immunomodulatory molecule, such as IL-12 and [XXXXXXX]. For clarity, this term excludes any MedImmune Compound.

1.7.    Affiliate
The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of Affiliate, the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock or other equity interest having the right to vote for directors or other governing body thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

1.8.    Agreement
The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.9.    Agreement Term
The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 15, expiring on the date when no royalty or other payment obligations to Inovio under this Agreement are or will become due.

1.10.    Applicable Law
The term “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time or would reasonably be expected to be submitted to a Regulatory Authority in support of a Drug Approval Application or a Regulatory Approval, and shall be deemed to include the applicable regulations and guidances of the FDA and EMA (and national implementations thereof) that constitute good laboratory practices, good manufacturing practices and good clinical practices (and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority in the Territory).

1.11.    Anti-Corruption Law
The term “Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.12.    Antigen
The term “Antigen” shall mean a distinct and identifiable macromolecule that is capable, under appropriate conditions, of inducing a specific immune response, and shall include peptides, proteins, protein-constructs, and post-translational modifications or variants of such macromolecules, as well as other immunogens derived therefrom.

1.13.    Bioequivalent Product
The term “Bioequivalent Product” shall mean, with respect to a given Product sold in a given country of the Territory by MedImmune, its Affiliate or Sublicensee, a product sold by a Third Party in such country that is approved as a biosimilar or interchangeable biological product under 42 U.S.C. 262(k) or equivalent Regulatory Approval outside the US.

1.14.    BLA
The term “BLA” shall mean a Biologics License Application, or similar application for marketing approval of the Products for use in the Field submitted to the FDA, or a foreign equivalent of the FDA.

1.15.    Calendar Quarter
The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.16.    Calendar Year
The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.17.    Change of Control
The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement.

1.18.    Change of Control Group
The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.19.    CCAP
The term “CCAP” shall mean the Clinical Candidate Approval Package that describes the research and preclinical development reasonably required to support preparation of an IND, which details shall be agreed upon by the Parties and referenced in the Research Plan.

1.20.    Clinical Study
The term “Clinical Study” shall mean a Phase I Study, a Phase II Study or a Phase III Study, as applicable.

1.21.    Collaboration IP
The term “Collaboration IP” shall mean all information, Inventions, Know-How (whether or not patentable), including but not limited to, data, materials, master and working cells related to 3112 Product and Research Collaboration Product, and results and deliverables, which are first conceived, reduced to practice, or otherwise first made, discovered, or created pursuant to the activities conducted in accordance with a Research Plan or a Development Plan either by (a) Inovio or its Affiliates, and/or their employees, contractors or agents (including Inovio Inventions), (b) MedImmune or its Affiliates, and/or their employees, contractors or agents (including MedImmune Inventions), or (c) jointly by the Parties, and/or their Affiliates, and/or their employees, contractors or agents (including Joint Inventions).

1.22.    Combination Product
The term “Combination Product” shall mean:

(a)a single pharmaceutical formulation containing as its active ingredients both (i) the DNA Plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active ingredients,

(b)a combination therapy comprised of (i) the DNA Plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products, or

(c)a combination therapy comprised of (i) the DNA Plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active products, packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.23.    Commercially Reasonable Efforts
The term “Commercially Reasonable Efforts” shall mean such level of efforts required to carry out such obligation in sustained manner consistent with the efforts MedImmune or Inovio, as applicable, devotes at the same stage of research, development or commercialization, as applicable, for its own internally developed pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potentially may change from time to time based upon changing scientific, business and marketing and return on investment considerations, and that MedImmune and its Affiliates do not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication. As a result, the exercise of diligence by MedImmune is to be determined by judging MedImmune’s commercially reasonable efforts, taken as a whole.

1.24.    Companion Diagnostic
The term “Companion Diagnostic” shall mean any product that is used for predicting and/or monitoring the response of a human being to treatment with a Product (e.g. device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogens of the disease, etc.).

1.25.    Compulsory Sublicense
The term “Compulsory Sublicense” shall mean a sublicense granted to a Third Party, through an order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in a country or countries in the Territory.

1.26.    Compulsory Sublicensee
The term “Compulsory Sublicensee” shall mean the sublicensee of a Compulsory Sublicense.

1.27.    Confidential Information
The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(a)was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(b)can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(c)is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(d)is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information,
or
(e)is approved in writing by the Disclosing Party for release by the Receiving Party.

Subject to (a)-(e) above, the terms of this Agreement and Collaboration IP shall be considered Confidential Information of both Parties.

1.28.    Control
The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.29.    Cover
The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.30.     [XXXXXXX]
The term [XXXXXXX[XXXXXXX].

1.31.    Delivery Device
The term “Delivery Device” shall mean an electroporation-based DNA delivery device developed using Inovio’s proprietary DNA delivery technology necessary or useful for the delivery of a Product. Delivery Device shall include all current and future versions and delivery devices developed by Inovio as of the Effective Date and during the Term, including all current and future versions of software and hardware necessary or useful for the delivery of a Product.

1.32.    Delivery Device IP
The term “Delivery Device IP” shall mean all intellectual property rights (including patent rights and copyrights) owned or Controlled by Inovio which Cover the Delivery Device, or related software and/or hardware. A complete list of Delivery Device Patents as of the Effective Date is set forth in Schedule 1.31.

1.33.    Development Plan
The term “Development Plan” shall mean any plan for collaborative clinical development of a Product outlining the work expected to be performed by Inovio and MedImmune, as such plan may be updated from time to time as provided in this Agreement. There may be more than one (1) Development Plan, including, for example: (a) a 3112 Product Development Plan and (b) Research Collaboration Product Development Plan(s).

1.34.    Development Program
The term “Development Program” shall mean the activities undertaken by the Parties pursuant to a Development Plan to identify and clinically develop 3112 Product or Research Collaboration Products, and such other activities as the Parties may agree in writing.

1.35.    DNA
The term “DNA” shall mean deoxyribonucleic acid.

1.36.    DNA Plasmid
The term “DNA Plasmid” shall mean a plasmid that encodes for at least one (1) Antigen. For example, the DNA Plasmids in INO-3112 encode engineered HPV 16 E6 and E7, HPV 18 E6 and E7 and IL-12.

1.37.    Drug Approval Documentation
The term “Drug Approval Application” means a New Drug Application as defined in the FDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.

1.38.    DSUR
The term “DSUR” shall mean the International Conference on Harmonization’s Development Safety Update Report which provides a brief overview of safety for a project on an annual basis. The DSUR is similar to the US Investigational New Drug Annual Report (IND-AR) and the EU’s Annual Safety Report (ASR).

1.39.    Effective Date
The term “Effective Date” shall mean August 7, 2015.

1.40.    EMA
The term “EMA” shall mean the European Medicines Agency or any successor agency with responsibilities comparable to those of the European Medicines Agency.

1.41.    Enabling Technologies

The term “Enabling Technologies” shall mean (a) DNA leader sequences, (b) DNA Adjuvants, and/or (c) DNA vectors.

1.42.    Enabling Technology Patents
The term “Enabling Technology Patents” shall mean all Patent Rights owned or Controlled by Inovio which Cover the Enabling Technologies, a complete list of Enabling Technology Patents as of the Effective Date is set forth in Schedule 1.41.

1.43.    EU
The term “EU” shall mean the European Community and all its then current member countries.

1.44.    Existing Agreements
The term “Existing Agreements” shall mean the UPenn Agreement, Sphergen Cross-License, and VGXI Supply Agreement and [XXXXXXX] Supply Agreement.

1.45.    Expert
The term “Expert” shall mean a person with no less than ten (10) years of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product development and/or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.46.    FBMC
The term “FBMC” shall mean Inovio’s fully burdened manufacturing cost for Product and/or Delivery Devices as such are calculated on a consistent basis by Inovio in accordance with generally accepted accounting practices.

1.47.    FDA
The term “FDA” shall mean the US Food and Drug Administration.

1.48.    FDCA
The term “FDCA” shall mean the US Food, Drug and Cosmetics Act.

1.49.    Field
The term “Field” shall mean the field of use granted to MedImmune under this Agreement specific to the particular product and includes the following:

The term “3112 Field” shall mean all uses in humans, including, but not limited to, prophylactic and therapeutic treatment as well as diagnosis and palliation of human diseases except for the fields of treatment of (1) pre-cancerous HPV infections; or (2) HPV-driven dysplasias of the genital tract or head and neck (items (1) and (2) collectively the “Field Exceptions”). 3112 Field Exceptions shall be removed if Inovio terminates active development of 3100 Product in these indications.

The term “Research Collaboration Field” shall mean all uses in humans, including, but not limited to, prophylactic and therapeutic treatment as well as diagnosis and palliation.

1.50.    First Commercial Sale
The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale of a Product to a Third Party by the MedImmune Group following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party by the MedImmune Group in such country; however, in no event shall any sale or distribution of a Licensed Product for pre-Regulatory Approval activities, experimental uses or use in a Clinical Study or otherwise any sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales (including any treatment IND sales and/or compassionate use sales) be deemed a First Commercial Sale.

1.51.    FTE
The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than one thousand eight hundred (1,800) working hours per year, undertaken in connection with the conduct of research in the Research Program. In no circumstance can the work of any given person exceed one (1) FTE.

1.52.    FTE Rate
The term “FTE Rate” shall mean a fully burdened rate of [XXXXXXX] per FTE per year, and incorporates all of Inovio’s internal costs for performing its obligations under the Research Plan. The FTE Rate includes the costs of infrastructure and supplies used in the ordinary course of providing such services (including consumables).

1.53.    GLP Tox
The term “GLP Tox” shall mean a toxicology study that is conducted in compliance with Good Laboratory Practice [XXXXXXX].

1.54.    GMP
The term “GMP” shall mean Good Manufacturing Practice according to the then current guidelines of the ICH (International Conference on Harmonization of Technical Requirement for Registration of Pharmaceuticals for Human Use) and equivalent device regulatory requirements, such as FDA’s Quality System Requirements and ISO 13485.

1.55.    Handle
The term “Handle” shall mean preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, post grant reviews, inter partes reviews, and opposition proceedings) of intellectual property rights, whether in-house or through an external law firm.

1.56.    IFRS
The term “IFRS” shall mean International Financial Reporting Standards.

1.57.    IL-12
The term “IL-12” shall mean Interleukin 12.

1.58.    [XXXXXXX]
The term [XXXXXXX].

1.59.    IND
The term “IND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of the Product in humans.

1.60.    Initiation
The term “Initiation” shall mean with respect to a Clinical Study, the date that a human is first dosed with the Product in a Clinical Study approved by the respective Regulatory Authority.

1.61.    [XXXXXXX]
The term [XXXXXXX].

1.62.    Inovio Background IP Rights
The term “Inovio Background IP Rights ” shall mean all intellectual property rights, including Patent Rights and copyrights, owned or Controlled by Inovio as of the Effective Date and during the Agreement Term which are useful or necessary to research, develop, manufacture or commercialize Products and Delivery Devices, including the Delivery Device Patents and Enabling Technology Patents, associated therewith. Inovio Background IP Rights includes the listing of intellectual property rights set forth in Schedule 1.60 in which such Patent Rights are categorized as Product Patents, Device Patents, and Enabling Technology Patents.

1.63.    Inovio IP Rights
The term “Inovio IP Rights” shall mean the Inovio Patent Rights and Inovio Know-How.

1.64.    Inovio Know-How
The term “Inovio Know-How” shall mean the Know-How that Inovio Controls at the Effective Date and during the Agreement Term, and any improvements to the inventions or technologies thereof.

1.65.    Inovio Patent Rights
The term “Inovio Patent Rights” shall mean the Inovio Background IP Rights and any Patent Rights claiming an Inovio Invention, and any improvements to the inventions or technologies thereof.

1.66.    Insolvency Event
The term “Insolvency Event” shall mean circumstances under which a Party (a) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (b) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (c) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (d) ceases to carry on business; (e) is unable to pay its debts as they become due in the ordinary course of business.

1.67.    Invention
The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees or consultants of Inovio solely or jointly with a Third Party (an “Inovio Invention”), by employees or consultants of the MedImmune Group solely or jointly with a Third Party (a “MedImmune Invention”), or jointly by employees or consultants of Inovio and a member of the MedImmune Group with or without a Third Party (a “Joint Invention”).

1.68.    Joint IP
The term “Joint IP” shall mean the Joint Patent Rights and Joint Know-How.

1.69.    Joint Know-How
The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates or their Sublicensees in connection with any activity carried out pursuant to this Agreement.

1.70.    Joint Patent Rights
The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention jointly owned by Inovio and MedImmune.

1.71.    JSC
The term “JSC” shall mean a joint steering committee described in Article 4, which may reference a JRSC or JCSC, or, on a collective or individual basis, depending on context.

1.72.    Know-How
The term “Know-How” shall mean data, knowledge and information, including materials, samples, cell lines, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, processes, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Products, Delivery Device, and/or Enabling Technologies.

1.73.    Major Indication
The term “Major Indication” shall mean a separate and distinct disease or medical condition in humans for which a Product that is in Clinical Study is intended to treat, prevent and/or diagnose, or for which a Product has received Marketing Authorization, as applicable; provided that, within the field of oncology, Major Indication means a cancerous condition resulting from a separate and distinct tumor type that is the basis for a separate and distinct Marketing Authorization. For purposes of clarity, examples of different indications within the field of oncology include melanoma, nonsmall cell lung cancer, ovarian cancer, pancreatic cancer, breast cancer and head and neck cancer.

1.74.    MedImmune Compound

The term “MedImmune Compound” shall mean any small molecule or large molecule that MedImmune owns, Controls and/or has the right to exploit (excluding the Products developed under this Agreement), whether at the Effective Date or thereafter. For clarity, this term includes MEDI4736 and tremelimumab.

1.75.    MedImmune Group
The term “MedImmune Group” shall mean collectively MedImmune, its Affiliates and its Sublicensees. For clarity, this term excludes any Third Party distributors that are not Affiliates of MedImmune.

1.76.    MedImmune IP Rights
The term “MedImmune IP Rights” shall mean the MedImmune Know-How and MedImmune Patent Rights.

1.77.    MedImmune Know-How
The term “MedImmune Know-How” shall mean all Know-How that MedImmune Controls during the Agreement Term and which is necessary for the development or commercialization of Products.

1.78.    MedImmune Patent Rights
The term “MedImmune Patent Rights” shall mean all Patent Rights Covering a Product that MedImmune Controls (excluding via licenses granted to MedImmune from Inovio under this Agreement) during the Agreement Term. MedImmune Patent Rights shall include MedImmune Compound IP (as defined below).

1.79.    Net Sales
The term “Net Sales” shall mean, for a Product in a particular period, the amount calculated by subtracting from the gross amount invoiced of such Product by the MedImmune Group the actual amounts for the following for such period (provided that such deductions are calculated in accordance with IFRS consistently applied):

(a)	trade and quantity discounts other than early payment cash discounts;

(b)	any invoiced amounts that are not collected by MedImmune Group, including bad debts ;

(c)	any other similar and customary deductions that are consistent with the accounting standard adopted by MedImmune Group and applicable laws and regulations

(d)	returns, rebates, chargebacks and other allowances;

(e)	retroactive price reductions and early payment cash discounts that are actually allowed or granted;

(f)	excise taxes, indirect taxes, custom duties, custom levies and import fees imposed on the site of importation, use or distribution of the Product;

(g)
if applicable, that portion of a fee imposed by a government or legally required in a country in the Territory that is imposed on prescription drug manufacturers and attributable to Sales of the Product in that country;

(h)	a fixed amount equal to three percent (3%) of Sales to cover freight, postage charges, transportation insurance, packing materials for dispatch of goods, and custom duties.

With respect to sales of Combination Products, Net Sales shall be calculated in accordance with Section 6.5.2.3.

1.80.    Orphan Drug Product
The term “Orphan Drug Product” shall mean, with respect to a given Product sold in a given country of the Territory by MedImmune, its Affiliate or Sublicensee, a product sold by a Third Party in such country that is approved as an orphan drug under the Orphan Drug Action of 1983, as amended (or successor law or regulation), or equivalent regulatory approval granted by another Regulatory Authority.

1.81.     [XXXXXXX]
1.82.    The term [XXXXXXX].

1.83.    Party
The term “Party” shall mean Inovio or MedImmune, as the case may be, and “Parties” shall mean Inovio and MedImmune collectively.

1.84.    Patent Rights
The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part or application claiming benefit of any of the foregoing.

1.85.    [XXXXXXX]
The term [XXXXXXX].

1.86.    [XXXXXXX]
The term [XXXXXXX]

1.87.    Person
The term “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, other entity or combination, government, or any agency, or subdivisions of any of the foregoing.

1.88.    Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.89.    Phase II Study
The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.90.    Phase III Study
The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.91.    Product
The term “Product” shall mean any product that is a 3112 Product and/or Research Collaboration Product, regardless of its finished form or formulation or dosage. A Research Collaboration Product may optionally include one or more Adjuvants. Product does not include the Delivery Device.

1.92.    Regulatory Approval
The term “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.93.    Regulatory Authority
The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency, Notified Bodies), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for a Product.

1.94.    Regulatory Documentation
The term “Regulatory Documentation” means: all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, and inspection/audit reports and correspondence (iii) documentation related to design controls and risk management, and (iv) clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) (iii) and (iv)) relating to the Licensed Compound or a Licensed Product.

1.95.    Research Collaboration Product
The term “Research Collaboration Product” means a product containing or comprising a vaccine first reduced to practice under the Research Program, which is an Initial Research Collaboration Product, an Additional Research Collaboration Product, or Backup Research Collaboration Product selected by MedImmune based upon previously selected Research Collaboration Targets.

1.96.    Research Collaboration Development Plan
The term “Research Collaboration Development Plan” means a Development Plan for Research Collaboration Products.

1.97.    Research Plan
The term “Research Plan” shall mean the plans of research and preclinical development that is current and agreed as of the Effective Date, outlining the work expected to be performed by Inovio and MedImmune, as such plan may be updated from time to time as provided in this Agreement.

1.98.    Research Program
The term “Research Program” shall mean the activities undertaken by the Parties pursuant to a Research Plan, and such other activities as the Parties may agree in writing, and is comprised of the following components: with respect to the activities related to the Initial Research Collaboration Targets, it is referred to as the “Initial Research Collaboration Program,” with respect to the activities related to the Additional Research Collaboration Targets, it is referred to as the “Additional Research Collaboration Program,” and with respect to the activities related to the Backup Research Collaboration Targets, it is referred to as the “Backup Research Collaboration Program.”

1.99.    Research Results
The term “Research Results” shall mean the data, information, and results generated up to and including the mouse and non-human primate (“NHP”) in vivo pharmacology studies and any other mutually agreed upon preclinical studies which are (i) necessary to enable MedImmune to make target selection decisions related to a Research Collaboration Product and (ii) reflected in the Research Plan.

1.100.    [XXXXXXX]Supply Agreement
The term “[XXXXXXX] Supply Agreement” shall mean the agreement among [XXXXXXX].

1.101.    Royalty Bearing Product
The term “Royalty Bearing Product” shall mean a 3112 Product and/or Research Collaboration Product, or both, which are Covered by a Valid Claim.

1.102.    Royalty Term
The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the later of the date that is (a) [XXXXXXX] years after the date of the First Commercial Sale of the Product in such country, or (b) the expiration of the last to expire Inovio Patent Right or Joint

Patent Right in such country Covering the use, import, offering for sale, or sale of the Product in such country.

1.103.    Sphergen Cross-License
The term “Sphergen Cross-License” shall mean the agreement between Sphergen, having its registered office at Genopole Enterprise 4 rue Pierre Fontaine 91058 Evry cedex, and Genetronics, Inc., a wholly owned subsidiary of Inovio, dated May 3, 2006, as amended.

1.104.    Sublicensee
The term “Sublicensee” shall mean an entity to which MedImmune or its Affiliates have licensed rights pursuant to this Agreement.

1.105.    Territory
The term “Territory” shall mean all countries of the world.

1.106.    Third Party
The term “Third Party” shall mean a person or entity other than (a) Inovio or any of its Affiliates or (b) a member of the MedImmune Group.

1.107.    Third Party Product
The term "Third Party Product” shall mean a Bioequivalent Product or Orphan Drug Product.

1.108.    Transition Period
The term “Transition Period” shall mean the period of time commencing on the Effective Date and ending upon transfer of INDs that Inovio had filed prior to the Effective Date related to 3112 Products.

1.109.    UPenn Agreement
The term “UPenn Agreement” shall mean the agreement between VGX Pharmaceuticals, Inc., a wholly owned subsidiary of Inovio, and the Trustees of the University of Pennsylvania dated April 16, 2007, as amended.

1.110.    UPenn Patent Rights
The term “UPenn Patent Rights” shall mean all Patent Rights Controlled by Inovio by virtue of the UPenn Agreement.

1.111.    US
The term “US” shall mean the United States of America and its territories and possessions.

1.112.    US$
The term “US$” shall mean US dollars.

1.113.    Valid Claim
The term “Valid Claim” shall mean, as applicable, a claim in any (a) unexpired and issued patent encompassed by the Inovio Patent Rights that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency or (b) pending patent application in any country of the Territory that is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent. With respect to the European Union, the reference to country herein shall mean any one or more country(ies) in the European Union. Notwithstanding the foregoing, if a claim of a (i) pending patent application has not issued as a claim of a patent within [XXXXXXX] years after the filing date such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of any issued patent (from and after which time the same would be deemed a Valid Claim).

1.114.    VGXI Supply Agreement
The term “VGXI Supply Agreement” shall mean the agreement among VGXI, Inc., VGX International, Inc., and VGX Pharmaceuticals, Inc. (a predecessor in interest to Inovio) dated June 28, 2008, as amended.

1.115.    Additional Definitions
Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	7.3.2
Alliance Director	4.7
Backup Research Collaboration Targets	2.1.3.1
Bankruptcy Code	16.1
Breaching Party	15.2.1
Chairperson	4.2
Decision Period	10.5
Development and Commercialization License	3.2
Disclosing Party	1.27
EH&S	5.5
Initial Research Collaboration Targets	2.1.3.1
H-W Suit Notice	10.8
Improvements to Inovio Background IP Rights	3.3
Indemnified Party	12.3
Indemnifying Party	12.3
Initiating Party	10.5
INO Reimbursement	5.1.2
Inovio Invention	1.67
Joint Invention	1.67
MedImmune Invention	1.67
Members	4.2
Non-Breaching Party	15.2.1
Patent Term Extensions	10.10
Payment Currency	7.5
Peremptory Notice Period	15.2.1
Pharmacovigilence Agreement	5.9
Product Supply Agreements	5.3.1
Publishing Notice	14.4
Publishing Party	14.4
Receiving Party	1.27
Reference Product Sponsor	10.9
Research and Development Payment Report	7.2
Research Collaboration Product License	3.4.3(c)
Research Collaboration Targets	2.1.3.1
Research Term	2.1.5
Samples	15.3.2(d)(vi)
Additional Research Collaboration Targets	2.1.3.1
Settlement	10.5
SPCs	10.10
Suit Notice	10.5
Third Party Offset	6.5.2.4

2.R&D Collaboration

2.1.    Conduct of the Research Programs

2.1.1.    Scope
MedImmune and Inovio shall conduct the mutually agreed Research Program pursuant to the Research Plan, a copy of which shall be attached as a schedule to this Agreement, and the Agreement. The activities conducted in connection with the Research Program will be overseen by the Joint Research Steering Committee (“JRSC”).

2.1.2.    Diligent Efforts
MedImmune and Inovio shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it in the then-current Research Plan, in accordance with the time parameters set forth therein.

2.1.3.    Research Plan
The JRSC will agree upon any updates or changes to the Research Plan, including required deliverables from a Party. The Research Plan will set forth (a) the scope of the Research Program and the resources that will be dedicated to the activities contemplated within the scope of the Research Program, including the responsibilities of each Party, (b) specific objectives for each year, which objectives will be updated or amended, as appropriate, by the JRSC as research progresses, (c) Inovio personnel assigned to the core team and the assignment of other Inovio personnel from specified functional areas, and (d) any activities to be performed by Third Party contractors. The JRSC shall review the Research Plan on an ongoing basis and may amend the Research Plan. Any such changes shall be reflected in written amendments to the Research Plan.

2.1.3.1.    Objective of Research Plan
The objective of the Research Plan is to establish a collaboration on selected cancer antigen targets (“Research Collaboration Targets”), comprised of: first, [XXXXXXX] Research Collaboration Targets (“Initial Research Collaboration Targets”), and second, [XXXXXXX] additional Research Collaboration Targets (“Additional Research Collaboration Targets”), and third, upon the conditions of section 2.1.6.3, [XXXXXXX] additional Research Collaboration Targets (“Backup Research Collaboration Targets”), which are to be nominated by MedImmune according to Section 3.4, below. MedImmune and Inovio shall collaborate on this objective in accordance with the mutually agreed upon Research Plan.

2.1.3.2.    Third Party Contractors
If specified in the Research Plan, or agreed to by the JRSC, Inovio may use Third Party contractors to perform any or all of Inovio’s activities under the Research Plan, provided Inovio shall ensure such activities are subject to a written agreement under which such Third Party contractor:

2.1.3.2.1.	assigns all right, title and interest in the results, materials, data, information, inventions of such activities to Inovio, including any intellectual property thereof;

2.1.3.2.2.	is subject to confidentiality obligations that are no less restrictive than those under this Agreement;

2.1.3.2.3.
shall not use any such results, materials, data, information, inventions of such activities, and any intellectual property thereof, for any purpose other than providing services to Inovio and shall not provide any other Third Party access to such; and

2.1.3.2.4.	shall not reverse engineer results, materials, data, information, inventions of such activities.

Inovio shall be responsible for the acts and omissions of its respective Third Party contractors under this Agreement as if such acts and omissions were performed (or not performed) by Inovio. If an act or omission of a Third Party contractor would, if committed by Inovio, constitute a breach of this Agreement, then such act or omission shall constitute a breach of this Agreement by Inovio.

2.1.4.    Personnel
The Inovio personnel assigned to work on the Research Plan shall comprise a core team whose principal duties are directed to such plan.

2.1.5.    Research Term
The Research Program shall commence on the Effective Date and shall continue until completion of all the Research Program activities and delivery of the JRSC-approved final version of the CCAP for the Initial Research Collaboration Product or, if applicable, the Additional or Backup Research Collaboration Product to MedImmune, unless terminated earlier in accordance with the other provisions of this Agreement (“Research Term”).

2.1.6.    Responsibility and Funding

2.1.6.1.    Inovio - General
Inovio shall use Commercially Reasonable Efforts to perform the activities set forth in the Research Plan in accordance with the terms and conditions of this Agreement. Inovio shall conduct its activities under the Research Program in accordance with the best scientific standards with the goal of achieving the Research Program’s objectives efficiently and expeditiously. Inovio shall proceed diligently with the work set forth in the Research Plan by using its good faith efforts to allocate sufficient time, effort, equipment and facilities for the conduct of the activities under the Research Plan and use personnel with sufficient skills and experience as are required to accomplish the objectives of the work set forth in the Research Plan.

Inovio shall be responsible for producing, generating and providing the Research Results for the Initial Research Collaboration Targets and, if elected by MedImmune, the Additional Research Collaboration Targets, in accordance with any agreed upon Research Plan, and furthermore, should the conditions of 2.1.6.3 apply, the Backup Research Collaboration Targets, in accordance with any agreed upon Research Plan. Inovio’s activities under the Research Plan following identification of Research Collaboration Targets by MedImmune shall include optimized antigen design, in vitro characterization of antigen expression, in vivo immunogenicity studies in preclinical animal models, and confirmation of immunogenicity in non-human primates. In addition, Inovio shall be responsible for completing the preclinical research activities needed to assemble the CCAP for the Initial Research Collaboration Product and Inovio shall fully fund such activities under this Section 2.1.6.1 in accordance with the Research Plan.

2.1.6.1.1.	For the avoidance of doubt, IND-enabling GLP toxicology studies and GMP manufacturing of Clinical Supply shall not be included in the CCAP. [XXXXXXX].

2.1.6.2.    CCAP for the Additional Research Collaboration Product
In accordance with the Research Plan, if requested by MedImmune and following Inovio’s delivery of the Research Results for the Additional Research Collaboration Targets to MedImmune, Inovio shall be responsible for completing the preclinical research needed to assemble the CCAP for the Additional Research Collaboration Product. [XXXXXXX].

2.1.6.3.    Only upon the event that, following the delivery of the CCAPs for the Initial and Additional Research Collaboration Products, MedImmune reasonably determines that it is unable to initiate IND-enabling GLP toxicology studies with either Product, (or file an IND in the event GLP toxicology studies are not required in order to file and IND), then MedImmune, at its discretion, shall have the right to request that Inovio conduct a Research Program on an [XXXXXXX] targets (“Backup Research Collaboration Targets”), which MedImmune shall nominate in accordance with the target nomination provisions in section 3.4.1.3. MedImmune shall fully fund such additional research activities.  Following delivery of a CCAP for such targets, MedImmune shall have the right to designate a Research Collaboration Product as in section 3.4.2.3, and upon successful further development and/or commercialization of such a Product, MedImmune shall pay milestones and royalties as provided in Article 6.

2.2.    Conduct of Development Programs

2.2.1.    Scope
MedImmune and Inovio shall conduct mutually agreed Development Programs pursuant to the Development Plans and the Agreement. The activities conducted in connection with the Development Program will be overseen by the JCSC during the Transition Period.

2.2.2.    Objective of Development Plan
The Parties agree that the 3112 Development Plan will contain the development activities for 3112 Product in the 3112 Field in the Territory. The 3112 Development Plan will set forth (a) the scope of the Development Program and the resources that will be dedicated to the activities contemplated within the scope of the Development Program, including the responsibilities of each Party, (b) specific objectives for each year, which objectives will be updated or amended, as appropriate, by the JCSC as development progresses, (c) detailed budgets for such activities, (d) Inovio personnel assigned to the core team and the assignment of other Inovio personnel from specified functional areas, and (e) any activities to be performed by Third Party Contractors.

2.2.3.    Third Party Contractors

If specified in a Development Plan, or agreed to in writing by the JCSC, Inovio may use Third Party contractors to perform Inovio’s activities under a Development Plan, provided Inovio shall ensure such activities are subject to a written agreement under which such third party contractor assigns all right, title and interest in the results of such activities to Inovio. In addition, any such Third Party contractors shall be subject to obligations that are consistent with those in this Agreement, including confidentiality, record keeping, and audits.

2.2.4.    Personnel
The Inovio personnel assigned to work on a Development Plan shall comprise a core team whose principal duties are directed to such plan.

2.3.    Exclusivity
Inovio shall work exclusively with MedImmune on the Research Collaboration Targets and Research Collaboration Products and 3112 Products during the Term of the Agreement. This Section 2.3 shall not limit Inovio’s right to use the Delivery Device or Enabling Technologies in connection with other products that are not Research Collaboration Products or 3112 Products. [XXXXXXX]

[XXXXXXX]

[XXXXXXX]

For clarity, Inovio agrees not to develop vaccines targeting HPV type 16 and/or 18, e.g., Product 3100 (VGX-3100), in HPV driven cancers, or develop vaccines targeting HPV type 16 and/or 18 in conjunction with other immunostimulants. However, the parties agree that the foregoing restrictions shall be removed if active development of a 3112 Product is terminated by MedImmune.

2.4.    Records; Reports

2.4.1.    Progress Reports
At least quarterly during the Research Term for each Research Program, Inovio shall prepare and provide to the JRSC a detailed written report summarizing the progress of the work performed by Inovio in the course of the Research Programs during the preceding Calendar Quarter. Within [XXXXXXX] after completion or cessation of the Research Plan activities related to either Initial Research Collaboration Targets or Additional Research Collaboration Targets, Inovio will provide to MedImmune a written final report summarizing its activities under the Research Program relating to such Research Collaboration Targets, including any material data and information generated in the course of the Research Program not previously provided to MedImmune. Upon MedImmune’s request, Inovio shall provide MedImmune access to any raw data and information generated under the Research Program.

At least quarterly during the Transition Period for the Development Program, Inovio shall prepare and provide to the JCSC a detailed written report summarizing the progress of the work performed by Inovio in the course of the Development Programs during the preceding Calendar Quarter. Within ninety (90) calendar days after completion or cessation of the Development Plan activities related to 3112 Product, Inovio will provide to MedImmune a final report summarizing its activities under the Development Program including any material data and information generated in the course of the Development Program not previously provided to MedImmune. Upon MedImmune’s request, Inovio shall provide MedImmune access to any raw data and information generated under the Development Program.

Following completion of the Transition Period and every [XXXXXXX] thereafter, MedImmune shall submit to Inovio a high-level written report summarizing development activities during the course of the Development Programs during the preceding [XXXXXXX]. Such report shall contain sufficient information to reflect the continued diligence of MedImmune.

2.4.2.    Research Records
Inovio shall maintain complete and accurate records pertaining to the Research Program and Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work performed and results achieved by or on behalf of Inovio in the performance of the Research Program and Development Program and to verify compliance with its obligations under this Agreement and which shall be appropriate for patent and regulatory purposes, in compliance with Applicable Law. Such books and records shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement, except as to records related to the 3100 Product and the Delivery Device. Such books and records shall be retained by Inovio for at least [XXXXXXX] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. MedImmune shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of Inovio maintained pursuant to this Section 2.4.2; provided that MedImmune shall maintain such records and the information disclosed therein in confidence in accordance with Article 14.

3.Licenses

3.1.    Research Cross License
Each Party grants to the other Party, a non-exclusive right and license under Know-How and Patent Rights Controlled by such Party and that are necessary for performing the activities assigned under the Research Program and applicable Research Plan.

3.2.    Product Development and Commercialization License
MedImmune hereby grants to Inovio a non-exclusive right and license under Know-How and Patent Rights Controlled by MedImmune and that are necessary for performing the activities assigned to Inovio under the 3112 Product Development Plan and/or Research Product Development Plan.

Inovio hereby grants to MedImmune:

3.2.1.    a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-bearing right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in any Collaboration IP, Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold 3112 Products in the 3112 Field in the Territory; and

3.2.2.    an exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in any Collaboration IP, Joint Patent Rights and Joint Know-How to develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Delivery Devices and Enabling Technologies, except that Adjuvants shall be limited to only IL-12 and [XXXXXXX], for the sole purpose of use in connection with 3112 Product(s) in the 3112 Field in the Territory; and

3.2.3.    a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio Patent Rights and Inovio Know-How and Inovio’s interest in any Collaboration IP, Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Companion Diagnostics for 3112 Products in the 3112 Field in the Territory.

3.2.4.    A non-exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) to use and reference any Know-How, data, information related to the 3100 Product solely as necessary to support MedImmune’s development and commercialization obligations (including but not limited to responding to and/or satisfying regulatory authorities’ requirements and/or requests for information related to the 3112 Products in the 3112 Field in the Territory, including but not limited to, the right to reference and use clinical data relating to the 3100 Product to support regulatory submissions for the 3112 Product.

3.2.4.4.    In return for the rights under section 3.2.4, MedImmune grants to Inovio a non-exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) to use and reference any Know-How, data, information related to the 3112 Product solely as necessary to support Inovio’s development and commercialization obligations (including but not limited to responding to and/or satisfying regulatory authorities’ requirements and/or requests for information related to the 3100 Product, including but not limited to, the right to reference and use clinical data relating to the 3112 Product to support regulatory submissions for the 3100 Product.

3.3.    License to Inovio for Improvements to Inovio Background Technology

3.3.3.    MedImmune hereby grants to Inovio a non-exclusive, royalty-free, worldwide, sub licensable license under those Patent Rights Controlled by MedImmune that claim a MedImmune Invention, to make, use, sell, offer for sale and import inventions that are both (a) improvements to inventions Covered by either Device Patents within the Inovio Background IP Rights, and/or Enabling Technology Patents within the Inovio Background IP Rights and (b) conceived, reduced to practice, or otherwise first made, discovered, or created pursuant to the activities conducted under a Research Program or pursuant to a Development Plan by MedImmune or its Affiliates or Sublicensees, and/or their employees, contractors or agents (“MedImmune Improvements to Inovio Background IP Rights ”). For avoidance of doubt, MedImmune retains all rights to use MedImmune Improvements to Inovio Background IP Rights. Provided however, that for any MedImmune Improvements to Inovio Background IP Rights, Inovio may not use or commercialize such rights for any targets which MedImmune has selected for its Initial and/or Additional Research Collaboration Products and/or Backup Research Collaboration Products.

3.3.4.    Notwithstanding Section 3.3.1, Inovio shall not have the right to grant a Third Party a sublicense under MedImmune Improvements to Inovio Background IP Rights unless such Third Party agrees to grant to Inovio a royalty free license to Patent Rights of such Third Party that is commensurate with the scope of Patent Rights under the definition of MedImmune Improvements to Inovio Background IP Rights, which license is sublicensable to Medlmmune and is sublicensed to Medlmmune under this Agreement without any royalty or payment other than those payable to Inovio under Section 6.5 of this Agreement. The license granted under Section 3.3.1 does not include a right to enforce or defend MedImmune Improvements to Inovio Background IP Rights. For the avoidance of doubt, no license is granted under this Section 3.3.2 with respect to any Patent Rights that cover inventions that are made after termination of this Agreement or after expiration of this Agreement.

3.4.    Research Collaboration Product License.

3.4.1.    Research Collaboration Target Selection
The Parties agree to cooperate as provided herein, and particularly under the Research Plan, towards identifying cancer antigen targets (“Research Collaboration Targets”) for purposes of identifying and developing a Research Collaboration Product(s).

3.4.1.1.    Initial Research Collaboration Targets
(a)For the Initial Research Collaboration Program, MedImmune may select [XXXXXXX] Research Collaboration Targets (the “Initial Research Collaboration Targets”), which are listed in target nomination list (“Target Nomination List”) attached as Schedule 3.4.1.1(a).

(b)For any remaining Initial Research Collaboration Targets that have yet to be selected by MedImmune, MedImmune may select, within [XXXXXXX] of the Effective Date, such remaining Initial Research Collaboration Targets from the Target Nomination List. Inovio hereby agrees, covenants and warrants that during the [XXXXXXX] after the Effective Date: (i) any targets on the Target Nomination List shall be reserved exclusively for MedImmune; and (ii) MedImmune will have an absolute right to nominate and select any targets on the Target Nomination List as an Initial Research Collaboration Target, and Inovio may not refuse any such nomination and selection from the Target Nomination List. Notwithstanding, Inovio shall retain the right to continue preclinical research of the targets on the Target Nomination List. For the avoidance of doubt, the term of exclusivity for the Initial Research Collaboration Targets shall expire the sooner of selection of the [XXXXXXX] Initial Research Collaboration Targets or the [XXXXXXX] from the Effective Date.

In addition, MedImmune may also nominate additional targets that are not on the Target Nomination List for any remaining Initial Research Collaboration Targets, provided that Inovio may refuse any such nominated targets that: (i) are already licensed by Inovio to a third party, or (ii) are the subject of a bona fide active internal development program of Inovio.

3.4.1.2.    Additional Research Collaboration Targets
For the Additional Research Collaboration Program, MedImmune shall select up to [XXXXXXX] Research Collaboration Targets at any time up until the end of [XXXXXXX] after delivery of Research Results on the Initial Research Collaboration Targets, provided that Inovio may refuse any such nominated Research Collaboration Targets that: (i) are already licensed by Inovio to a third party, or (ii) are the subject of a bona fide active internal development program of Inovio. Upon selection by MedImmune, the Additional Research Collaboration Targets shall be the subject of the Research Program provided herein.

3.4.1.3.    Backup Research Collaboration Targets
For the Backup Research Collaboration Program, MedImmune shall select up to [XXXXXXX] Research Collaboration Targets upon the conditions in section 2.1.6.3, above, at any time up until [XXXXXXX] after. determination by MedImmune that it cannot begin [XXXXXXX]. Inovio may refuse any such nominated Research Collaboration Targets that: (i) are already licensed by Inovio to a third party, or (ii) are the subject of a bona fide active internal development program of Inovio. Upon selection by MedImmune, the Backup Research Collaboration Targets shall be the subject of the Backup Research Program provided herein [XXXXXXX].

3.4.2.    Research Collaboration Product Selection

3.4.2.5.    Initial Research Collaboration Product
Within [XXXXXXX] from the later of: (i) date of delivery of Research Results for the Initial Research Collaboration Targets if zero (0) Additional Research Collaboration Targets selected; or (ii) date of delivery of Research Results for the Additional Research Collaboration Targets, MedImmune shall select [XXXXXXX] Research Collaboration Targets to form an initial Research Collaboration product (“Initial Research Collaboration Product”). In addition, MedImmune can designate Adjuvants to include in each Initial Research Collaboration Product. Inovio shall complete preclinical research according to the Research Plan to generate a CCAP. Inovio will conduct and fully fund the preclinical evaluation through the delivery of the CCAP to MedImmune; [XXXXXXX].

3.4.2.6.    Additional Research Collaboration Product
Within [XXXXXXX] from the date of selection of the Initial Research Collaboration Product, MedImmune shall have the right to select [XXXXXXX] Research Collaboration Targets from the the Research Collaboration Targets to form an additional product (“Additional Research Collaboration Product”). In addition, MedImmune can designate Adjuvants to include in each Additional Research Collaboration Product. Inovio shall complete preclinical research according to the Research Plan to generate a CCAP for the Additional Research Collaboration Product. MedImmune agrees to fully fund the additional preclinical work required to generate a CCAP; [XXXXXXX].

3.4.2.7.    Backup Research Collaboration Product
In the event that MedImmune selects Backup Research Collaboration Targets in accordance with section 3.4.1.3, MedImmune shall have [XXXXXXX] from the date of delivery of Research Results for Backup Research Collaboration Targets to select [XXXXXXX] Backup Research Collaboration Targets to form a Backup Research Collaboration Product. In addition, MedImmune can designate Adjuvants to include with the Backup Research Collaboration Product. Inovio shall complete preclinical research according to the Research Plan to generate a CCAP for the Backup Research Collaboration Product. MedImmune agrees to fully fund all research activities for the Backup Research Collaboration Targets and Backup Research Collaboration Product. [XXXXXXX].

3.4.3.    Research Collaboration Product License
For the Research Collaboration Product; Inovio hereby grants to MedImmune:

(a)a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-bearing right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Collaboration IP, Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold (i) Initial Research Collaboration Product, and, if Additional Research Collaboration Product selected, then (ii) Additional Research Collaboration Product, and, if Backup Research Collaboration Product selected, then (iii) Backup Research Collaboration Product in the Research Collaboration Field in the Territory; and

(b)an exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio Patent Rights and Inovio Know-How and Inovio’s interest in the Collaboration IP, Joint Patent Rights and Joint Know-How to develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Delivery Devices and Enabling Technologies for the sole purpose of use in connection with (i) Initial Research Collaboration Product, and, if Additional Research Collaboration Product selected, then (ii) Additional Research Collaboration Product, and, if Backup Research Collaboration Product selected, then (iii) Backup Research Collaboration Product in the Research Collaboration Field in the Territory; and

(c)a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Collaboration IP, Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Companion Diagnostics for (i) Initial Research Collaboration Product, and, if Additional Research Collaboration Product selected, then (ii) Additional Research Collaboration Product, and, if Backup Research Collaboration Product selected, then (iii) Backup Research Collaboration Product in the Research Collaboration Field in the Territory (a, b, and c, collectively, the “Research Collaboration Product License”).

(d)A non-exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) to use and reference any Know-How, data, information related to the 3100 Product solely as necessary to support all regulatory affairs and activities related to the Research Collaboration Product in the Research Collaboration Field in the Territory, including but not limited to, the right to reference and use clinical data relating to the 3100 Product to support regulatory submissions for the Research Collaboration Product.
(e)
3.4.3.1.    (e)    In return for the rights granted under section 3.4.3(d), MedImmune grants to Inovio a non-exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) to use and reference any Know-How, data, information related to the Research Collaboration Product solely as necessary to support Inovio’s development and commercialization obligations (including but not limited to responding to and/or satisfying regulatory authorities’ requirements and/or requests for information related to the 3100 Product), including but not limited to, the right to reference and use clinical data relating to the Research Collaboration Product to support regulatory submissions for the 3100 Product or Inovio Products containing Research Collaboration targets as allowed in the exclusivity provisions of Section 2.3.

4.Governance

4.1.    Joint Steering Committee
Within [XXXXXXX] after the Effective Date of this Agreement, the Parties shall establish a Joint Research Steering Committee (“JRSC”), and a Joint Clinical Steering Committee (“JCSC”),
The JRSC shall oversee the Research Program under this Agreement.

The JCSC shall oversee the Development Program during the Transition Period and oversee the design and development of any Delivery Devices. The JCSC shall also oversee joint development activities should a Research Program move to development, and the Parties agree to conduct joint development activities. Such oversight shall continue for the duration of any joint development activities related to such development activities. For clarity, the JCSC shall oversee the ongoing and presently planned 3112 Trials only during the Transition Period; after the Transition Period MedImmune will have sole responsibility for oversight of the 3112 Trials.

4.2.    Members
The JRSC and JCSC shall be composed of an equal number of persons (“Members”) from each Party. MedImmune and Inovio each shall appoint Members with appropriate seniority and functional expertise. The number of Members on each the JRSC and, JCSC, shall be decided by the mutual agreement of the Parties based on the needs of the Parties. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least [XXXXXXX] prior to the next scheduled meeting of the applicable steering committee. Both Parties shall use Commercially Reasonable Efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part or the whole JRSC and JCSC, meeting with prior notification and approval to the applicable steering committee. Prior to attending any meeting or providing any service to a Party, such experts and/or advisors shall be bound by confidentiality and intellectual property obligations and Members may be represented at any meeting by another person designated by the absent Member. The JRSC and JCSC shall each be chaired by a MedImmune Member (“Chairperson”).

4.3.    Responsibilities of the JRSC and JCSC
As applicable on an individual basis, each steering committee shall have the responsibility and authority to:

JRSC

4.3.4.    approve the Research Plan, if applicable, and associated budgets, if applicable;

4.3.5.    revise and approve any revisions to the Research Plan and associated budgets, if applicable;

4.3.6.    review and oversee the Research Program and execution of the Research Plan;

4.3.7.    review all data arising out of the Research;

4.3.8.    review manufacturing activities and plans directed to developing manufacturing capability and capacity;

4.3.9.    monitor and implement the transfer of Inovio Know-How to MedImmune;

4.3.10.    create subcommittees to the extent necessary for the governance and operation of the activities under this Agreement; and

4.3.11.    attempt to resolve any disputes on an informal basis.

JCSC

During the Transition Period

4.3.12.    agree upon any updates or changes to the 3112 Development Plan, including required deliverables from Inovio

4.3.13.    The JCSC shall review the 3112 Development Plan on an ongoing basis and may amend the 3112 Development Plan. Any such changes shall be reflected in written amendments to the 3112 Development Plan

4.3.14.    approve the Development Plan and associated budgets, if applicable;

4.3.15.    revise and approve any revisions to the Development Plan and associated budgets, if applicable;

4.3.16.    review and oversee the development activities under any agreed upon Development Plan;

4.3.17.    review all data arising out of the Development Programs;

4.3.18.    review Product manufacturing activities and plans directed to developing manufacturing capability and capacity;

4.3.19.    create subcommittees to the extent necessary for the governance and operation of the activities under this Agreement; and

4.3.20.    attempt to resolve any disputes on an informal basis.

4.3.21.    JCSC will monitor and advise on regulatory strategy, submissions and interactions

4.3.22.    monitor and implement the transfer of Inovio Know-How to MedImmune;

4.3.23.    approve the electroporation device development plan and associated budgets, if applicable;

4.3.24.    revise and approve any revisions to the electroporation device development plan and associated budgets, if applicable;

4.3.25.    review electroporation device manufacturing activities and plans directed to developing manufacturing capability and capacity;

4.3.26.    monitor and advise on activities related to the development, manufacture and supply of the Delivery Device;

4.3.27.    work with the JRSC as necessary to ensure that device development is well integrated in any Research Plan and Development Plan;

Following transition of the 3112 Clinical Trials to MedImmune, the JCSC’s role will be limited to the activities related to the Delivery Device. For the sake of clarity that shall mean the activities in subsections 4.3.17 – 4.3.24

The JRSC and JCSC shall have no responsibility and authority other than that expressly set forth in this Section.

4.4.    Meetings
The Chairperson or his/her delegate shall be responsible for sending invitations and agendas for all JRSC and, JCSC, meetings to all Members at least [XXXXXXX] before the next scheduled meeting of the JSC. The venue for the meetings shall be agreed by the JRSC and, JCSC, respectively. The steering committees shall hold meetings [XXXXXXX], either in person or by tele-/video-conference, and in any case as frequently as the Members of each steering committee may agree shall be necessary, as applicable.

4.5.    Minutes
The Chairperson shall be responsible for designating a Member to record in reasonable detail and circulate draft minutes of each steering committee meeting to all members of the applicable steering committee for comment and review within [XXXXXXX] after the relevant meeting. The Members of the applicable steering committee shall have [XXXXXXX] to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the applicable steering committee within [XXXXXXX] of the relevant meeting. The Chairperson shall approve the final version of the minutes before its distribution.

4.6.    Decisions

4.6.1.    Decision Making Authority
Each steering committee shall decide matters within its responsibilities set forth in Section 4.3.

4.6.2.    Consensus; Good Faith
The Members of each steering committee shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the steering committee. The Parties shall endeavor to make decisions by consensus.

4.6.3.    Failure to Reach Consensus
If any steering committee is unable to decide a matter by consensus, then:

4.6.3.1.    MedImmune shall have the final decision authority on any matter with respect to Products that are subject to a Development and Commercialization License; and

4.6.3.2.    MedImmune shall have the final decision authority on any matter under a Research Plan or Development Plan that MedImmune is funding; and

4.6.3.3.    MedImmune shall have the final decision authority on any matter with respect to a Delivery Device that Inovio is designing, developing, and/or manufacturing of behalf of MedImmune to exploit any Product.

4.6.3.4.    all other matters shall be referred to the Chief Executive Officer of Inovio or equivalent position or his/her nominee and the SVP of Oncology iMed of MedImmune or equivalent position or his/her nominee for resolution, who together shall use reasonable and good faith efforts to reach a decision by consensus within [XXXXXXX] after the date such matter is referred to them. If the Parties still fail to reach a decision within such [XXXXXXX], then the final decision shall be MedImmune’s, which shall be exercised in good faith. Any such decision shall constitute a decision of the applicable steering committee.

4.7.    Alliance Director
Each Party shall appoint one person to be the point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the applicable steering committee to reach consensus and avert escalation of such issues or potential disputes.

4.8.    Limitations of Authority
The JRSC and JCSC shall not have the authority to amend or waive any terms of this Agreement.

4.9.    Expenses
Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the steering committees.

4.10.    Lifetime
The JRSC shall exist for so long as the Parties agree to conduct joint research activities during the Term of this Agreement. The JCSC shall exist until the later of (a) the end of the Transition Period, (b) or until the Parties end any joint development activities during the Term of the Agreement, or shall exist until the BLA filing for the appropriate Product is filed, provided however that MedImmune shall be able to request that the JCSC continue in existence if MedImmune believes in good faith that there remains a need to coordinate device-related activities.

5.Clinical Development and Commercialization

5.1.    Development

5.1.5.    Standards for Development
The Parties shall conduct all development activities assigned to it under this Agreement using Commercially Reasonable Efforts in compliance with all applicable laws and regulations. If a Party files an IND for any Clinical Study contemplated by this Agreement, then the filing Party shall (i) provide the other Party with an opportunity to review the IND prior to initial submission and (ii) make any reasonable revision or amendment to the IND requested by the other Party. At the conclusion of any such Clinical Study and in accordance with Section 2.4.1, the filing Party shall prepare and deliver to the other Party a Clinical Study report detailing the data generated and summarizing the results of such Clinical Study. The filing Party shall keep the other Party informed of all communications with Regulatory Authorities and any data and results associated with such Clinical Study, whether generated in such study or peripheral to such study.

Upon MedImmune’s written request, Inovio shall transfer the INDs it has filed for the Clinical Studies contemplated by this Agreement to MedImmune and thereafter MedImmune shall be responsible for running the study.

5.1.6.    Development of 3112 Product
As of the Effective Date, Inovio has filed an IND for the 3112 Product. After the Transition Period, MedImmune shall be solely responsible, at its own expense, for maintaining the IND and for all other development and commercialization activities concerning 3112 Product, including conducting clinical trials, regulatory submissions, sales and marketing. At MedImmune’s request and expense, Inovio shall cooperate and assist MedImmune as reasonably requested in the clinical development of such 3112 Product in accordance with the 3112 Development Plan, provided MedImmune shall reimburse Inovio at the FTE Rate that is referenced in the Development Plan for the cost of Inovio FTEs (with respect to the relevant Research Plan or Development Plan, the INO Reimbursement) for such assistance.

5.1.7.    Development of Research Collaboration Products
MedImmune shall be solely responsible, at its own expense, for filing the IND and for all other development and commercialization activities concerning Research Collaboration Products, including conducting clinical trials, regulatory submissions, sales and marketing. MedImmune shall have the option to request Inovio assistance in the clinical development of such Research Collaboration Products provided MedImmune shall pay Inovio INO Reimbursement.

5.2.    Regulatory Responsibility
5.2.28.    Regulatory Responsibility for Products. Except as set forth in Section 5.1.1, MedImmune, at its sole cost, shall pursue all regulatory affairs related to Products in the Territory including the preparation and filing of applications for regulatory approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products. MedImmune shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Products in the Territory. MedImmune or its Affiliates shall own and file in their discretion all regulatory filings and regulatory approvals for all Products in the Territory. MedImmune, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of Products in the Territory.

5.2.29.    Regulatory Responsibility for the Delivery Device. Inovio, at its sole cost, shall pursue regulatory affairs related to Delivery Device including the preparation and filing of master applications for the initial regulatory approval of the Delivery Device on a country-by-country basis , as well as any or all other governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold the Delivery Device and shall keep all such approvals current, all at their sole cost and expense. Inovio shall provide MedImmune copies of all regulatory submissions related to the Delivery Device in the Territory prior to submission and shall reasonably consider MedImmune’s comments for inclusion in the submission. Inovio, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of the Delivery Device. MedImmune shall have the right to pursue, compile, and submit any regulatory filings related to the Delivery Device, on a country-by-country basis in conjunction with the development, approval, and/or commercialization of the Products, either as may be required by law or regulation or as determined by MedImunne in its sole discretion. Inovio agrees to make any supplemental filings to any master regulatory approvals that are required to support development, approval and/or commercialization of a MedImmune Product, in the Territory, subject to MedImmune’s review and comments prior to submission. Inovio agrees to incorporate any comments provided by MedImmune, for any such filing. Inovio agrees to provide MedImmune all information, materials and processes and any right of cross reference required to Inovio regulatory submissions in the Territory related to the Delivery Device as needed to support marketing approval of a Product in the Territory. Inovio shall be in compliance with all necessary regulatory requirements to achieve and maintain commercialization of the Delivery Device, including, but not limited to, those related to device manufacture and design (e.g. FDA quality system and design control requirements and ISO 13485 and ISO 14971 compliance). [XXXXXXX].

5.3.    Supply in General

5.3.1.    In General
Manufacture by Inovio pursuant to this Agreement may be conducted by Inovio or by Inovio’s Third Party manufacturer provided (a) such Third Party manufacturer is obligated to supply in a manner consistent with the terms and conditions of this Agreement and (b) Inovio shall be responsible for any breach of these obligations by such Third Party manufacturer. The Parties anticipate that they and/or the Third Party manufacturer and/or their Affiliates will enter into additional agreements that are reasonable and customary in connection with supplying the Products (“Product Supply Agreements”), including manufacturing and quality agreements. The Product Supply Agreements shall contain terms and conditions consistent with this Agreement, in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of MedImmune.

5.3.2.    Product Supply

5.3.2.2.    Preclinical Supply of Product
Unless otherwise expressly stated in the applicable Research Plan and associated budget, Inovio shall be responsible, at its own expense, for the preclinical manufacture (and, if requested or contemplated by the Research Plan, supply to MedImmune) of any DNA Plasmid (i.e. the active pharmaceutical ingredient, including Research Collaboration Targets, 3112 Products, and Research Collaboration Products) and Adjuvant for use under the Research Plan.

5.3.2.3.    Clinical Study and Commercial Supply of Product
MedImmune shall have the right, at any time, in its sole discretion, to solely develop and supply the Product (or use an Affiliate or Third Party as a supplier for MedImmune), at its own expense, for Clinical Studies and commercial use. Inovio shall support MedImmune in such development, including by providing promptly after such election the transfer of technology set forth below.

Until MedImmune exercises such right to develop and supply the Product for Clinical Studies or commercial use, Inovio shall be considered the supplier for MedImmune. Inovio will provide the Product in bulk or filled product format as requested by MedImmune. Product shall be provided (i) for clinical trial supply, design and development work at Inovio’s FBMC and (ii) for commercial supply, at Inovio’s FBMC plus a reasonable and customary markup, to be agreed upon by the Parties. Further provisions of such supply shall be governed by a commercial supply agreement.

5.3.2.4.    Technology Transfer of Manufacturing Technology related to Product
If MedImmune elects to solely develop and supply Product under the rights expressly provided under this Agreement, then Inovio, at MedImmune’s cost, shall promptly provide manufacturing technology transfer activities, which includes, but is not limited to the following:

(a)     transfer to MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune, all Know-How Controlled by Inovio or Inovio’s Third Party manufacturer as of the time of such request, which is reasonably useful or necessary to enable MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune (as appropriate) to manufacture Product; and

(b)assign or license to MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune, all Patent Rights Controlled by Inovio or Inovio’s Third Party manufacturer as of the time of such request, which is reasonably useful or necessary to enable MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune (as appropriate) to manufacture Product.

5.4.    Supply of Delivery Devices

5.4.1.    Preclinical Supply of Delivery Device
Unless otherwise expressly stated in the applicable Research Plan and associated budget, Inovio shall be responsible, at its own expense, for the preclinical manufacture (and, if requested or contemplated by the Research Plan, supply to MedImmune) of the Delivery Device, for use under the Research Plan.

5.4.2.    Clinical Study and Commercial Supply of Delivery Device
Subject to MedImmune’s option set forth in Section 5.4.3 below, the Parties currently anticipate that Inovio will be responsible for the further development of the Delivery Device and will supply to MedImmune the Delivery Devices that are useful or necessary to deliver any Product and/or conduct activities under this Agreement. The Parties or their Affiliates will enter into a separate Delivery Device supply agreement (“Device Supply Agreement”), including manufacturing and quality agreements, within six (6) months after the Effective Date outlining the terms and conditions of the development, manufacturing and supply of the Delivery Device. The Device Supply Agreement shall contain terms and conditions consistent with this Agreement, in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of MedImmune.

Delivery Devices shall be provided (i) for clinical trial supply, design and development work at Inovio’s FBMC and (ii) for commercial supply, at Inovio’s FBMC plus a reasonable and customary markup, to be agreed upon by the Parties.

Inovio will provide MedImmune with regular updates on the further development and optimization of the Delivery Device by Inovio. Updates shall be provided at least every [XXXXXXX] and otherwise at MedImmune’s request. In addition, on reasonable notice, Inovio shall allow representatives of MedImmune (including Third Party consultants) to be on-site at Inovio to the extent necessary or useful for MedImmune to monitor and comment on such further development and optimization as it relates to the Product. Inovio shall endeavor to include or promptly update a MedImmune representative in Inovio’s meetings and discussions around the further development of the Delivery Device as it relates to the Product such that MedImmune has a meaningful opportunity to understand the current status and further timelines for such development.

5.4.3.    MedImmune Option for Development and Supply of Delivery Devices.
At any time, in its sole discretion and at no additional upfront cost to MedImmune, MedImmune may opt to solely develop and supply the Delivery Device (or use a Third Party to perform Delivery Device development and supply services on its behalf). [XXXXXXX]. MedImmune shall keep Inovio reasonably informed and update Inovio every [XXXXXXX] and otherwise at Inovio’s request about the ongoing development of Delivery Devices. For any inventions that result from the aforementioned development by MedImmune, the Parties agree that such inventions shall be licensed according to Section 3.3, above.

Until MedImmune exercises such right, Inovio shall be responsible for the manufacture and supply of Delivery Devices. If MedImmune exercises its option to solely develop and supply the Delivery Device under this Section, then the Parties or their Affiliates will promptly enter into a separate Delivery Device supply agreement (which agreement shall supersede and replace the then current Device Supply Agreement) outlining the terms and conditions of the development, manufacturing and supply of the Delivery Device. The Device Supply Agreement shall contain terms and conditions consistent with this Agreement, in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of MedImmune.

5.4.4.    Transfer of Manufacturing Technology for Delivery Device
If MedImmune exercises its option under Section 5.4.3, then Inovio shall provide manufacturing technology transfer activities [XXXXXXX]. Under the rights expressly provided under this Agreement, following notice from MedImmune, (a) Inovio shall transfer to MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune, all Know-How Controlled by Inovio or Inovio’s Third Party manufacturer as of the time of such request, which is reasonably useful or necessary to enable MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune (as appropriate) to manufacture the Delivery Device, including copies of the Device Master File and copies of all design history files; (b) Inovio shall assign or license to MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune, all Patent Rights Controlled by Inovio or Inovio’s Third Party manufacturer as of the time of such request, which is reasonably useful or necessary to enable MedImmune and/or its Affiliates and/or a Third Party manufacturer designated by MedImmune (as appropriate) to manufacture the Delivery

Device for use to deliver the Product and (c) Inovio shall provide MedImmune access to all information, processes and materials to support MedImmune’s manufacture of the Delivery Device, including any right of reference required in the Territory . MedImmune shall, have the right to make any master regulatory submissions as required or deemed optimal by MedImmune to support approval of the MedImmune manufactured Delivery Device in the Territory for use to deliver the Product.

5.5.    GMP
The Parties and/or their Affiliates and/or Third Party manufacturers shall execute, as requested by MedImmune, agreements, such as a quality agreement, necessary or useful to ensure that all Products and their intermediates and manufacturing facilities comply with GMP and all applicable laws and regulations. Before any supplier or manufacturer implements any changes having regulatory relevance, they shall require MedImmune’s approval before making such changes. MedImmune shall have the opportunity to conduct full CMC due diligence and environmental, health and safety (“EH&S”) audits of all suppliers and manufacturers prior to entering into any agreement under this Section 5.5 and any party to an agreement under this Section 5.5 shall implement the changes and improvements stemming from such GMP and EH&S audits.

5.6.    Commercialization
[XXXXXXX].

5.7.    Diligence
Inovio shall use Commercially Reasonable Efforts to conduct its activities under the Research Plans, Development Plans, manufacturing and supply obligations, and technology transfer obligations.

MedImmune shall use Commercially Reasonable Efforts on a product-by-product basis to research, develop (including filing marketing authorization applications and obtaining marketing authorization), and commercialize 3112 Products and Research Collaboration Products in the Field. If MedImmune pursues development of a Product: (a) in at least one of the major markets within the Territory or (b) in such other markets in the Territory for which MedImmune determines, in its sole discretion, that commercialization of the Product is commercially reasonable, then MedImmune shall be deemed to have used Commercially Reasonable Efforts for such Product.

In accordance with Sections 2.4.1 and 4.3, the JRSC and JCSC shall review Research Plans and Development Plans and updates at their respective meetings to track progress and assess continued diligence.

5.7.1.    Safe Harbors.
If in any calendar year, MedImmune or its Affiliates and/or any other MedImmune’s Sublicensee, and/or any other Person performing work for or on behalf of or pursuant to an agreement with MedImmune or its Affiliates and/or a Sublicensee alone or together, has performed any one of the following with respect to a Product, then MedImmune will be deemed to have complied with MedImmune’s diligence obligations with respect to Products for such Calendar Year:

(a)    is actively conducting a Phase I Clinical Study with respect to a Product;

(b)    is actively conducting a Phase II Clinical Study with respect to a Product;

(c)    is actively conducting a Phase III Clinical Study with respect to a Product;

(d)    is preparing documents for Regulatory Approval in the United States or Europe or Japan or actively making a filing for Regulatory Approval in the United States or Europe or Japan with respect to Product;

(e)    has filed for Regulatory Approval for a Product in the United States or Europe or Japan or is actively attending to a pending application for Regulatory Approval in such jurisdictions; or

(f)    has received Regulatory Approval in the United States or Europe or Japan for a Licensed Product.

If, in a Calendar Year, MedImmune and/or its Affiliates and/or Sublicensee(s), and/or a Person performing work for or on behalf of or pursuant to an agreement with MedImmune and/or its Affiliates and/or Sublicensee(s) alone or together has not met any one or more of the events described in Section 5.7.1 (a) through f) with respect to Licensed Product, the failure to meet such obligation will not alone establish that MedImmune has not met MedImmune’s diligence obligation under with respect to a Product.

5.8.    Updates to Inovio

5.8.1.    Updates to Inovio for 3112 Product and Research Collaboration Products
For the 3112 Development Plan, from the post-Transition Period and until market approval for a 3112 Product, MedImmune shall provide to Inovio a written report summarizing the development and commercialization activities for the 3112 Product in the Territory by MedImmune, its Affiliates and Sublicensees. Such written report shall be due [XXXXXXX] after the end of the Calendar Year.

5.8.2.    Updates to Inovio for Research Collaboration Products
For the Research Program, after the Research Term until market approval for a Research Collaboration Product from such Research Program, MedImmune shall provide to Inovio a written report summarizing the development and commercialization activities for the Research Collaboration Products in the Territory by MedImmune, its Affiliates and Sublicensees. Such written report shall be due ninety (90) days after the end of the Calendar Year.

5.9.    Safety Reporting / Pharmacovigilance Activities

5.9.1.    General
The Parties acknowledge that due to the similarity of the 3100 Product and 3112 Product and the potential commonalities between the Delivery Devices and Enabling Technologies, Regulatory Authorities may require reporting of information by one Party, even if generated as a result of activities conducted by the other Party. In order to facilitate any such information exchanges that may be required from Regulatory Authorities, the Parties agree that within one hundred and fifty (150) days after the Effective Date of this Agreement and prior to the Initiation of any additional Clinical Study for any 3100 Product other than Inovio’s planned Clinical Study to evaluate 3100 Product formulation in humans (“HPV-101”) and Inovio’s planned Phase III Clinical Study to evaluate the efficacy of 3100 Product in the treatment of cervical dysplasia (“HPV-301”), the Parties will execute a Pharmacovigilance Agreement(s) (“PVA”) that will describe the time frames, responsibilities and procedures that the Parties will employ to coordinate safety reporting and pharmacovigilance activities related to the 3100 Product, 3112 Product, Delivery Device and Enabling Technologies.

5.9.2.    Transition Period
During the Transition Period, Inovio shall continue to perform all responsibilities for regulatory reporting of safety reporting and pharmacovigilance activities for the 3112 Product until the transfer of the IND for the 3112 Product to MedImmune. During the Transition Period, Inovio shall be responsible for performing the day-to-day activities, however MedImmune shall have final decision making authority on safety reporting and pharmacovigilance issues. MedImmune shall appoint a representative (“PVA Director”) to serve as the primary point of contact to facilitate communication and address safety reporting and pharmacovigilance issues. In addition, Inovio shall provide MedImmune access to all information, reports and data related to such activities.

6.Payment

6.1.    Signing and Exclusivity Fee
Within forty five (45) days after the Effective Date, in consideration for rights granted herein, MedImmune shall pay to Inovio a one-time, non-refundable, non-creditable signing and exclusivity fee of Twenty Seven and one-half Million US Dollars (US$27,500,000).

6.2.    Development Payments

6.2.3.    3112 Product
Inovio shall be responsible for operational execution of the 3112 Development Plan in cooperation with MedImmune via the JCSC through the Transition Period. The 3112 Development Plan shall mean the plan for conduct of ongoing and planned 3112 Trials (HPV-004, HPV-005 and HPV-007) and include the budget which is current and agreed as of the Effective Date. [XXXXXXX].

After the Transition Period, MedImmune shall be solely responsible for the Development, Manufacturing and Commercialization, including operational execution and financial responsibility thereof, of the 3112 Product in the 3112 Field in the Territory.

6.2.4.    Research Collaboration Products
Inovio shall be responsible for costs and expenses related to preclinical research of DNA vaccines directed to the Research Collaboration Targets as described in the Research Plan. [XXXXXXX].

After the completion of preclinical research according to the Research Plan, MedImmune shall be solely responsible for the Development, Manufacturing and Commercialization, including operational execution and financial responsibility thereof, of the Research Collaboration Product in the Research Collaboration Field in the Territory.

6.3.    Development Event Payments
Each development milestone payment (“Development Event”) shall only be payable once for each Program/Indication combination regardless of the number of times a milestone is actually achieved by one or more Royalty Bearing Products. MedImmune shall promptly notify Inovio upon achieving any Development Event and Inovio shall invoice MedImmune in accordance with Section 7.1. Should any Development Event be successfully achieved without the actual achievement, and accompanying milestone payment, of any of the preceding Development Event, MedImmune shall consider such preceding Development Event as achieved and pay the milestone payments for the respective Development Events.

For example, if the 3112 Product advances from Phase I directly to Phase III in its First Major Indication without Initiation of a Phase II study as defined in this Agreement, MedImmune shall pay the sum of the milestones for Initiation of Phase II and Initiation of Phase III [XXXXXXX].

In the event that a Product is dosed in an adaptive clinical trial containing more than one (1) phase, any milestone payment associated with the later phase for such adaptive clinical trial shall only be payable upon Initiation of the later phase of the Clinical Study. For example, if a Product advances to a Phase II/III adaptive clinical trial, then the milestone payment associated for the Phase III Study shall only be triggered upon the actual dosing of patients enrolled in the Phase III Study portion of the adaptive clinical trial.

6.3.5.    3112 Product Development Event Payments
MedImmune shall pay up to a total of [XXXXXXX] in relation to the achievements of development events with respect to all 3112 Product. The development event payments under this Section 6.3.1 shall be paid by MedImmune according to the following schedule of development events.

Development Event	Payment for 3112 Product in First Major Indication (in US$M)	Payment for 3112 Product in Second Major Indication (in US$M)	Payment for 3112 Product in Third Major Indication (in US$M)
	(Column 1)	(Column 2)	(Column 3)
Initiation Phase I Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Initiation Phase II Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Initiation Phase III Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Acceptance of BLA filing in US	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Acceptance of BLA filing in EU	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Regulatory Approval US	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Regulatory Approval EU	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Total	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]

6.3.6.    Research Collaboration Product Development Event Payments

6.3.6.1.    Initial or Backup Research Collaboration Product
MedImmune shall pay up to a total of [XXXXXXX] in relation to the achievements of development events with respect to Initial Research Collaboration Product in the first three (3) Major Indications developed for the Initial Research Collaboration Product. In the event that MedImmune moves a Backup Research Collaboration Product into Development, MedImmune shall pay the development event payments under this section 6.3.2.1 for the first three (3) Major Indications developed for the Backup Research Collaboration Product.

The development event payments under this Section 6.3.2.1 shall be paid by MedImmune according to the following schedule of development events in up to three (3) Major Indications.

Development Event	Payment for Initial Research Collaboration Product in First Major Indication (in US$M)	Payment for Initial Research Collaboration Product in Second Major Indication (in US$M)	Payment for Initial Research Collaboration Product in Third Major Indication (in US$M)
	(Column 1)	(Column 2)	(Column 3)
Initiation Phase I Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Initiation Phase II Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Initiation Phase III Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Acceptance of BLA filing in US	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Acceptance of BLA filing in EU	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Regulatory Approval US	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Regulatory Approval EU	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Total	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]

6.3.6.2.    Additional Research Collaboration Product
MedImmune shall pay up to a total of [XXXXXXX] in relation to the achievements of development events with respect to Additional Research Collaboration Product in the first three (3) Major Indications developed for the Additional Research Collaboration Product. The development event payments under this Section 6.3.2.2 shall be paid by MedImmune according to the following schedule of development events in up to three (3) Major Indications.

Development Event	Payment for Additional Research Collaboration Product in First Major Indication (in US$M)	Payment for Additional Research Collaboration Product in Second Major Indication (in US$M)	Payment for Additional Research Collaboration Product in Third Major Indication (in US$M)
	(Column 1)	(Column 2)	(Column 3)
Initiation Phase I Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Initiation Phase II Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Initiation Phase III Study	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Acceptance of BLA filing in US	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Acceptance of BLA filing in EU	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Regulatory Approval US	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Regulatory Approval EU	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]
Total	[XXXXXXX]	[XXXXXXX]	[XXXXXXX]

6.4.    Sales Based Payments
MedImmune shall promptly notify Inovio upon achieving any event described below and Inovio shall invoice MedImmune in accordance with Section 7.1

6.4.4.    3112 Sales Based Payments
MedImmune shall pay up to a total of [XXXXXXX] in relation to the achievements of the following Net Sales levels with respect to the first 3112 Product achieving such Annual Net Sales levels. MedImmune shall promptly notify Inovio upon achieving any event described below and Inovio shall invoice MedImmune in accordance with Section 7.1

First achievement of Annual Net Sales of a 3112 Product (US$ Millions)	Payment (US$ Millions)
> 500 in the Territory	[XXXXXXX]
> 1,000 in the Territory	[XXXXXXX]
> 2,000 in the Territory	[XXXXXXX]
Total All 3112 Product Sales Based Payments	[XXXXXXX]

6.4.5.    Research Collaboration Product Commercial Sale Event Payments

6.4.5.3.    Initial Research Collaboration Product or Backup Research Collaboration Product
MedImmune shall pay up to a total of [XXXXXXX] in relation to the achievements of the following Net Sales levels with respect to the Initial Research Collaboration Product or Backup Research Collaboration Product achieving such Net Sales levels in a single Calendar Year.

First achievement of Net Sales of Initial Research Collaboration Product or Backup Research Collaboration Product (US$ Millions)	Payment (US$ Millions)
> 500 in the Territory	[XXXXXXX]
> 1,000 in the Territory	[XXXXXXX]
> 2,000 in the Territory	[XXXXXXX]
Total Sales Based Payments for Initial Research Collaboration Product or Backup Research Collaboration Product	[XXXXXXX]

6.4.5.4.    Additional Research Collaboration Product
MedImmune shall pay up to a total of [XXXXXXX] in relation to the achievements of the following Net Sales levels with respect to the Additional Research Collaboration Product achieving such Net Sales levels in a single Calendar Year.

First achievement of Net Sales of an Additional Research Collaboration Product (US$ Millions)	Payment (US$ Millions)
> 500 in the Territory	[XXXXXXX]
> 1,000 in the Territory	[XXXXXXX]
> 2,000 in the Territory	[XXXXXXX]
Total Cancer Product Sales Based Payments for Additional Research Collaboration Product	[XXXXXXX]

6.5.    MedImmune Royalty Payments

6.5.1.    Royalty Term
Royalties shall be payable by MedImmune on Net Sales of Products on a Product-by-Product and country-by-country basis until the expiry of the Royalty Term. Thereafter, the licenses shall be fully paid up and royalty-free.

6.5.2.    Royalty Rates

6.5.2.5.    Royalty Rates for 3112 Products
The following royalty rates shall apply to the respective portions of aggregate Calendar Year Net Sales of a 3112 Product in the Territory, on an incremental basis, as follows:

Portion of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
0 – 500	[XXXXXXX]
> 500 – 1,000	[XXXXXXX]
> 1,000 – 2,000	[XXXXXXX]
> 2,000	[XXXXXXX]

For example, if Net Sales of a 3112 Product in the Territory, for a given Calendar Year, are US$2,200 million, then the royalty payable on such Net Sales of such Product for that year shall be calculated as follows:

[XXXXXXX] royalty payment.

6.5.2.6.    Royalty Rates for Research Collaboration Products
The following royalty rates shall apply to the respective portions of aggregate Calendar Year Net Sales of each Research Collaboration Product in the Territory, on an incremental basis, as follows:

Portion of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
0 – 500	[XXXXXXX]
> 500 – 1,000	[XXXXXXX]
> 1,000 – 2,000	[XXXXXXX]
> 2,000	[XXXXXXX]

For example, if Net Sales of a Research Collaboration Product in the Territory, for a given Calendar Year, are US$2,200 million, then the royalty payable on such Net Sales of such Product for that year shall be calculated as follows:

[XXXXXXX] royalty payment.

For the purpose of calculating royalties of a Product, Calendar Year Net Sales and the royalty rates, as applicable, shall be subject to the following adjustments:

6.5.2.7.    Combination Product
In the event a Royalty Bearing Product is sold as part of a Combination Product, the Net Sales of each Royalty Bearing Product which is part of such Combination Product, will be:

6.5.2.7.1.
the amount determined by multiplying the Net Sales of the Combination Product, during the applicable reporting period, by the fraction A/(A+X), where: A is the average gross sales price of the Royalty Bearing Product; and X is the average gross sales price of the Additional Product (if any) (and in the event of other Additional Products, the average gross sales price of those will also be added) when such Additional Products are sold separately in finished form, in each case during the applicable reporting period or, if sales of both the Royalty Bearing Product and the Additional Products did not occur in such period, then in the most recent reporting period in which sales of both occurred; or

6.5.2.7.2.
in the event that the average gross sales price cannot be determined pursuant to clause 6.5.2.3.1 above, for such Royalty Bearing Product and any other Royalty Bearing Product or Additional Product(s) in such

Combination Product (and the Royalty Bearing Product and/or any other Royalty Bearing Product and/or any other Additional Product in such Combination Product is not sold separately), the Parties will discuss in good faith an appropriate method to calculate Net Sales of the Royalty Bearing Product contained in the Combination Products.

If, after such good faith negotiations not to exceed [XXXXXXX], the Parties cannot agree to an appropriate adjustment to Net Sales, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 16.4. Should the Parties fail to agree within [XXXXXXX] of such referral, then the Net Sales shall equal such portion of the Net Sales of the Combination Product that is equivalent to the relative commercial value contributed by the components of the Combination Product, as determined by an Expert jointly appointed by the Parties within [XXXXXXX]. In the absence of an agreement on the appointment of the Expert, each Party will select an Expert and the two Experts shall select a third Expert, and the three Experts will determine the relative commercial value contributed by the components of the Combination Product. The decision of the Expert(s) shall be final and binding on the Parties and the fees of the Expert(s) shall be shared equally between the Parties

6.5.2.8.    Third Party Payments
Subject to the provision below, MedImmune shall be responsible for and pay or have paid any consideration owed to any Third Party in relation to Third Party intellectual property rights for Products, outside of those expressly provided for in this Agreement as the responsibility of Inovio. [XXXXXXX].

6.5.2.9.    Third Party Payments related to Enabling Technologies, Delivery Devices, and other Know How
Inovio shall be responsible for any upstream royalties and other payments owed to any Third Parties for (i) any Enabling Technologies which are incorporated into the 3112 Product as of the Effective Date; and (ii) any Enabling Technologies which are incorporated into a Research Collaboration Product as of the CCAP delivery to MedImmune (per Section 2.1.6) for the related Research Collaboration Product in question; and (iii) any Delivery Devices supplied to MedImmune (and such costs should be included in the FBMC); and (iv) any other Know How that are required to make, use, express, manufacture and/or exploit the 3112 Product as of the Effective Date; and (v) any other Know How that are required to make, use, express, manufacture and/or exploit a Research Collaboration Product as of the CCAP delivery to MedImmune (per Section 2.1.6) for the related Research Collaboration Product in question.

6.5.2.6        No Valid Claim
[XXXXXXX].

6.5.2.7.    Apportionment of Compulsory Sublicensee Consideration
At such time as MedImmune or any of its Affiliates or Sublicensees enters into a sublicense with a Compulsory Sublicensee, the Parties will discuss and mutually agree upon an adjustment of the royalty due to Inovio under Section 6.5 of this Agreement with respect to sales of Products by such Compulsory Sublicensee.

6.6.    Disclosure of Payments
Inovio acknowledges that MedImmune may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under applicable law, including the US Sunshine Act, provided that, to the extent possible, MedImmune gives Inovio reasonable timely notice in order for Inovio to meet its disclosure requirements, if any.

6.Accounting and Reporting

7.1.    Invoices
Inovio shall send invoices to MedImmune at the end of each Calendar Quarter for any payments due by MedImmune to Inovio hereunder. Each invoice be accompanied by a Research and Development Payment Report and shall identify the basis for the payment obligation. Unless otherwise requested by MedImmune in writing, Inovio shall send invoices to MedImmune as provided for under Section 16.14, with a copy to the appropriate MedImmune Alliance Director.

7.2.    Research and Development Payment Report
Within [XXXXXXX] after the end of each Calendar Quarter, Inovio shall provide to MedImmune a report for such Calendar Quarter detailing the expenses incurred by Inovio pursuant to its performance of its obligations under Sections 2.1, 2.2 and 5.1, including (a) expenses incurred pursuant to the Development Plan for the Inovio 3112 Trial, provided that the cumulative total of such expenses that MedImmune is obligated to pay shall not exceed one hundred ten percent (110%) of the amount budgeted for the conduct of the Inovio 3112 Trial that is current and agreed as of the Effective Date, (b) if applicable, such FTEs committed under the Research Plan during that Calendar Quarter (provided that the cumulative total of such expenses that MedImmune is obligated to pay shall not exceed one hundred ten percent (110%) of the amount budgeted by the JSC, the identity of the individuals included within those FTEs, the percentage of an FTE that each individual represents, and a brief summary of the work performed, and (c) detail around any other reimbursable costs or expenses incurred in the conduct of a Research Plan (such report a “Research and Development Payment Report”). Upon MedImmune’s request, Inovio will provide an annual budget of its anticipated development and/or research support costs and such costs shall be subject to JSC approval.

7.3.    Timing of Payments

7.3.1.    Payment under a Research and Development Payment Report
Payments detailed in a Research and Development Payment Report shall be paid by MedImmune within [XXXXXXX] after receipt by MedImmune of (i) an Invoice and (ii) the Research and Development Payment Report from Inovio.

7.3.2.    Royalties
MedImmune shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within the [XXXXXXX] after the end of each Accounting Period in which such Net Sales occur.

7.4.    Late Payment
Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at two (2) percentage points above the average one-month London Interbank Offered Rate (LIBOR), as reported by the Wall Street Journal from time to time, calculated on the number of days such payment is overdue.

7.5.    Method of Payment
Royalties on Net Sales and all other amounts payable by MedImmune hereunder shall be paid by MedImmune in US$ (the “Payment Currency”) to account(s) designated by Inovio.

7.6.    Royalty Reports
From and after First Commercial Sale of a Product, with each royalty payment MedImmune shall provide Inovio a written report for the relevant Calendar Quarter showing the Net Sales of Product, on a Product-by-Product basis, sold by MedImmune and/or its Affiliates during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter

7.Taxes
Inovio shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Inovio under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Inovio, then MedImmune shall promptly pay such tax, levy or charge for and on behalf of Inovio to the proper governmental authority, and shall promptly furnish Inovio with receipt of payment. MedImmune shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due Inovio or be promptly reimbursed by Inovio if no further payments are due Inovio. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

8.Auditing

9.1.    Right to Audit
MedImmune shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of the auditing Party, the auditing Party has the right to engage an independent public accountant reasonably acceptable to the selling Party to perform, on behalf of the auditing Party an audit of such books and records of the audited Party and its Affiliates, its licensees and Sublicensees, that are deemed necessary by the auditing Party’s independent public accountant to report on Net Sales of Product for the period or periods requested by the auditing Party and the correctness of any financial report or payments made or invoiced under this Agreement.

Upon timely request and at least [XXXXXXX] prior written notice from the auditing Party, such audit shall be conducted in the countries specifically requested by the auditing Party, during regular business hours in such a manner as to not unnecessarily interfere with the selling Party’s normal business activities, and shall be limited to results in the [XXXXXXX] prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying the applicable invoice or statement or payment, shall be treated as the selling Party’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [XXXXXXX] after completion of an audit hereof, if an audit has been requested; nor more than [XXXXXXX] from the end of the calendar year to which each shall pertain; nor more than [XXXXXXX] after the date of termination of this Agreement.

9.2.    Audit reports
The auditors shall only state factual findings in the audit reports and shall not interpret the agreement. The auditors shall share all draft audit reports with the selling Party before the draft report is shared with the auditing Party and before the final document is issued. The final audit report shall be shared with the selling Party at the same time it is shared with the auditing Party.

9.3.    Over-or Underpayment
If the audit reveals an overpayment, the auditing Party shall reimburse the audited Party for the amount of the overpayment within thirty (30) days. If the audit reveals an underpayment, the audited Party shall make up such underpayment with the next royalty payment or, if no further royalty payments are owed to the auditing Party, the audited Party shall reimburse the auditing Party for the amount of the underpayment within thirty (30) days. The audited Party shall pay for the audit costs if the underpayment of the audited Party exceeds five percent (5%) of the aggregate amount of payments owed with regard to the invoices or statements subject of the audit. Section 7.4 shall apply to amounts payable under this Section 9.3.

9.4.    Duration of Audit Rights
The failure of an auditing Party to request an audit within the period during which corresponding records must be maintained under this Article 9 will be deemed to be acceptance of the payments, invoices and reports.

9.Intellectual Property

10.1.    Disclosure of Inventions

An inventing Party shall promptly disclose to the other Party in writing any Collaboration IP created, discovered, conceived or reduced to practice pursuant to the activities conducted under the Research Program or a Development Plan. Provided, however that MedImmune shall not be required to disclose to Inovio any MedImmune Compound IP created, discovered, conceived or reduced to practice pursuant to the activities conducted under the Research Program or a Development Plan.

10.2.    Ownership of Inventions
MedImmune shall own all MedImmune IP Rights. Inovio shall own all Inovio IP Rights. Notwithstanding the foregoing, MedImmune shall own all Inventions and Know-How related to any MedImmune Compound (“MedImmune Compound IP”) including any Inventions and Know-How relating to the combination of 3112 Products and any MedImmune Compound.

Title to Collaboration IP, excluding MedImmune Compound IP, and the inventions contained therein conceived or made by a Party or its employees or independent contractors (including those of its Affiliates, Sublicensees and other Third Parties) shall belong to such Party as determined based on inventorship in accordance with US patent laws. Any Collaboration IP conceived or made by both Parties or their employees or independent contractors (including those of its Affiliates, Sublicensees and other Third Parties) shall be jointly owned by the Parties. Each Party hereby agrees to take such action as necessary to evidence, and shall require all of its employees, contractors, sublicensees and agents, and any Affiliates and permitted Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents) to take such action as necessary to evidence the foregoing ownership rights in and to any such Collaboration IP.

Regarding any Collaboration IP covering a 3112 Product (“3112 IP Patent Rights”), the Parties agree that should such Collaboration IP be owned by MedImmune and cover a 3100 Product, then MedImmune shall grant Inovio fully paid-up, non-exclusive rights to such Collaboration IP to make, use and sell 3100 Product worldwide in compliance with section 2.3, above.

MedImmune shall not, before, on or after the Effective Date, have any obligation to contribute to any remuneration of any inventor employed or previously employed by Inovio or any of its Affiliates or make any other payment save as provided in the License Agreement in respect of the Product, Delivery Device IP or Enabling Technology Patents or Know-How. Inovio or its Affiliates have paid and will pay all such remuneration.

10.3.    Prosecution of Patent Rights Covering Inventions
MedImmune shall, at its own expense and discretion, Handle all MedImmune Compound IP, MedImmune Patent Rights, MedImmune-owned Collaboration IP (excluding 3112 IP Patent Rights that are also Inovio Background IP Rights) and Joint Patent Rights. Inovio shall, at its own expense and discretion, Handle all Inovio Patent Rights. Inovio shall Handle all 3112 IP Patent Rights that are also Inovio Background IP Rights, Patents listed in schedule X at its own expense provided timely reporting of prosecution matters with an opportunity to provide input, with reasonable consideration given to same, to MedImmune; however, should Inovio discontinue active development of a 3100 Product, then the Parties agree that MedImmune shall Handle 3112 IP Patent Rights at its own expense and discretion.

Outside of the 3112 IP Patent Rights that are also Inovio Background IP Rights, to the extent that MedImmune has an exclusive license to any Inovio Patent Rights, MedImmune shall have the right to Handle all such Inovio Patent Rights unless Inovio is prohibited, after using commercially reasonable efforts to amend the Existing Agreements to secure MedImmune’s right to Handle such Inovio Patent Rights, from granting MedImmune the right to Handle those Inovio Patent Rights Controlled pursuant to the Existing Agreements (“Controlled Patents”). Inovio shall, at its own expense and discretion, Handle Inovio Patent Rights that are not subject to the exclusively-licensed portion of the Agreement. For the avoidance of doubt, Inovio shall handle Delivery Device Patents IP and Enabling Technology Enabling Patents. For clarity, if MedImmune is Handling Patent Rights, then MedImmune will pay for such Handling; otherwise, Inovio shall pay for the Handling of Patent Rights.

MedImmune shall furnish Inovio with copies of all documents relevant to any such Handling of Inovio Patent Rights and Joint Patent Rights. At MedImmune’s reasonable request, Inovio shall cooperate, in all reasonable ways with MedImmune’s Handling of Inovio Patent Rights and Joint Patent Rights.

Inovio shall consult with MedImmune as to the strategy and prosecution of any Controlled Patents or 3112 IP Patent Rights that are Handled by Inovio. In this regard, Inovio shall, through its patent attorneys and agents, cooperate with MedImmune, through its patent attorneys and agents, as follows: Inovio shall provide MedImmune with a reasonable opportunity to review and comment on the nature and text of new or pending applications, amendments, registrations, filings, submissions, pleadings, responses or correspondence with any patent authorities with respect to the Controlled Patents or 3112 IP Patent Rights and shall, in advance of submitting or communicating any of the foregoing to the patent authorities, consider in good faith any reasonable comments provided by MedImmune into account. Without prejudice to the foregoing, Inovio shall (a) notify MedImmune as early as reasonably practicable in advance of all meetings and significant communications with any patent authorities concerning the aforementioned Controlled Patents or 3112 IP Patent Rights and shall permit MedImmune to participate in such meetings, (b) promptly prepare and deliver to MedImmune minutes of any such meeting or communications, and (c) promptly forward to MedImmune copies of all office actions and material written communications received from any patent authorities with respect to the aforementioned Controlled Patents or 3112 IP Patent Rights upon receipt therefrom. The Parties shall each appoint a single patent coordinator to coordinate the Patent activities under this Agreement.

If Inovio elects not (a) to pursue or continue the filing, prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance of the Controlled Patents or 3112 IP Patent Rights in a particular country, or (b) to take any other action with respect to the aforementioned Controlled Patents or 3112 IP Patent Rights in a particular country that is necessary or useful to establish, preserve or extend rights thereto, including by seeking any Patent term extension, restoration or the like that may be available now or in the future, then in each such case Inovio shall so notify MedImmune in writing not less than [XXXXXXX] before any deadlines by which an action must be taken to establish or preserve any such rights in such Controlled Patent or 3112 IP Patent Rights in such country. Such notice shall offer MedImmune the right through counsel of its choosing, to pursue the filing or registration, or support the continued prosecution in Inovio’s name (including any interferences, reissue proceedings and re-examinations) or maintenance, of such Controlled Patent at MedImmune’s expense in such country.

10.4.    CREATE Act
It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in pre-America Invents Act (“AIA”) 35 USC §103(c)(3) or 35 USC § 100(h).

10.5.    Infringement
Each Party shall promptly provide written notice to the other Party during the term of this Agreement of any (a) known infringement or suspected infringement by a Third Party of any Inovio Patent Rights, MedImmune Patent Rights (excluding MedImmune Compound IP) or Joint Patent Rights, or (b) known or suspected unauthorized use or misappropriation by a Third Party of any Inovio Know-How, MedImmune Know-How or Joint Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Within [XXXXXXX] after MedImmune provides or receives such written notice (“Decision Period”), MedImmune, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory and shall notify Inovio in writing of its decision in writing (“Suit Notice”); however, if the potential suit involves Inovio Background IP Rights that are not exclusively licensed to MedImmune or Enabling Technology Patents or Delivery Device IP , then during the Decision Period, Inovio, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory and shall provide MedImmune Suit Notice.

If MedImmune has the first right and decides to bring a suit or take action, once MedImmune provides Suit Notice, MedImmune may immediately commence such suit or take such action.

If Inovio has the first right and decides to bring a suit or take action, once Inovio provides Suit Notice, Inovio may immediately commence such suit or take such action.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall be retained by the initiating party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). If a Settlement could adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

10.6.    Defense
Subject to section 12, if an action for infringement is commenced against either Party, its licensees or its sublicensees related to Inovio’s conduct of the Research Program or its activities within the scope of a Research Plan or Development Plan or the discovery, development, manufacture, use or sale of a Product, then MedImmune shall defend such action at its own expense, and Inovio shall assist and cooperate with MedImmune to the extent necessary in the defense of such suit. MedImmune shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of Inovio and its Affiliates (including any Patent Rights Controlled by any of them). MedImmune shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

If the manufacture, use, importation, offer for sale or sale of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement or trade secret misappropriation against Inovio or a member of the MedImmune Group, then such Party shall promptly notify the other Party. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

If a Third Party asserts that Patent Rights owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products by a member of the MedImmune Group, or that its trade secrets were misappropriated in connection with such activity, then MedImmune shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including, without limitation, attorneys’ and expert fees) and all liabilities incurred in connection therewith. Notwithstanding the above, MedImmune shall not enter into any settlement of any such claim without the prior written consent of Inovio if such settlement would require Inovio to be subject to an injunction or to make any monetary payment to MedImmune or any Third Party, or admit any wrongful conduct by Inovio or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patent Rights Controlled by Inovio.

If a Third Party attempts to challenge a Patent Right through an Inter Partes Review (“IPR”), Post Grant Review (“PGR”), Opposition or through any other Patent Right challenge procedure or mechanism (“Third Party Patent Challenge”), then (i) MedImmune shall have the exclusive right and responsibility to control the defense, at its expense, to any Third Party Patent Challenge related to 3112 IP, MedImmune Compound IP, MedImmune Patent Rights, Joint Patent Rights, and Inovio IP Rights; and (ii) Inovio shall have the exclusive right and responsibility to control the defense, at its expense, to any Third Party Patent Challenges related to Inovio Background IP that are not exclusively licensed to MedImmune, Enabling Technology Patents and Delivery Device IP.

10.7.    Common Interest Disclosures
With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the activities under this Agreement and/or DNA Plasmids and/or Adjuvants and/or Products and/or Delivery Devices, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the activities under this Agreement and/or DNA Plasmids and/or Adjuvants and/or Products and/or Delivery Devices. Accordingly, the Parties agree that all such information and materials obtained by Inovio and MedImmune from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

10.8.    Hatch-Waxman
Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. MedImmune shall have [XXXXXXX] from date on which it receives or provides a copy of such certification to provide written notice to Inovio (“H-W Suit Notice”) whether MedImmune will bring suit, at its expense, within a [XXXXXXX] period from the date of such certification. Should such [XXXXXXX] period expire without MedImmune bringing suit or providing such H-W Suit Notice, then Inovio shall be free to immediately bring suit in its name.

10.9.    Biosimilar or Interchangeable Biological Products
Notwithstanding anything herein to the contrary, within four (4) years after the approval of a Product that has been licensed in the US as a biological product under 42 USC 262(a), and as may be needed from time to time thereafter, the Parties shall consult as to potential strategies with respect to unexpired US Patent Rights that Cover the Product. Specifically, in anticipation of a receipt by the Product’s reference product sponsor (“Reference Product Sponsor”) of a biosimilar or interchangeable product application pursuant to the Biologics Price Competition and Innovation Act of 2009 (Public Law 111-148), the Parties will discuss the Reference Product Sponsor’s likely course of action with regard to each such US Patent Right in the procedural steps set forth under 42 USC §262(l), including a general plan for timely communication between the Parties in light of the statutory response deadlines.

10.10.    Patent Term Extensions
The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). Inovio shall execute, or shall cause its licensor to execute, such authorizations and other documents and take such other actions as may be reasonably requested by MedImmune to obtain such Patent Term Extensions, including designating MedImmune as its agent for such purpose as provided in 35 U.S.C. Section 156. All filings for such Patent Term Extensions shall be made by MedImmune; provided, that in the event that MedImmune elects not to file for a Patent Term Extension, MedImmune shall (a) promptly inform Inovio of its intention not to file and (b) grant Inovio the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such Inovio Patent Rights.

10.Representations, Warranties and Covenants

11.1.    Inovio Representations, Warranties and Covenants.

11.1.1.    Existing Agreements
Inovio is not currently in material breach of any of its obligations under the Existing Agreements and the Existing Agreements are in full force and effect, Inovio is not aware of any circumstances that may lead to the termination of such agreements, and Inovio covenants that it shall use diligent efforts not to materially breach any of its obligations under the Existing Agreements after the Effective Date.

11.1.2.    Safety Data / Adverse Event Information
Inovio has disclosed to MedImmune and will immediately continue to disclose to MedImmune the following as it relates to 3112 Product and/or Research Collaboration Products: (a) the results of all preclinical testing of DNA Plasmids, Adjuvants, Products and Delivery Devices and (b) all information concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to DNA Plasmids, Adjuvants, Products and Delivery Devices. Neither Inovio nor any of its Affiliates has any knowledge of any scientific or technical facts or circumstances that would adversely affect the scientific, therapeutic, or commercial potential of the Products, Delivery Device and Enabling Technologies. Neither Inovio nor any of its Affiliates are aware of anything that could adversely affect the acceptance or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval.

11.1.3.    Third Party Rights
Inovio has no knowledge of the existence of any Third Party rights (including, any patent or patent application) or contractual obligations to Third Parties that could prevent MedImmune from making,

having made, using, offering for sale, selling or importing DNA Plasmids, Adjuvants, Products and Delivery Devices related to the Products in the Territory. Inovio is not aware of any infringement or misappropriation of the Inovio IP Rights existing as of the Effective Date by any Third Party.

11.1.4.    Control of Patent Rights
Inovio is the exclusive owner of all right, title and interest in, or is the exclusive licensee of the Inovio IP Rights, free and clear of any liens or encumbrances. Schedule 11.1.4 is a complete and accurate list of all Patent Rights owned by or Controlled by Inovio as of the Effective Date that are useful or necessary to research, develop manufacture and commercialize Products, including the DNA Plasmids, Adjuvants, Enabling Technologies and Delivery Devices associated therewith.

The Inovio Patent Rights have as of the Effective Date been diligently and properly filed, prosecuted and maintained in accordance with Applicable Law and all applicable fees have been paid on or before the due date for payment.

Inovio (or, as appropriate, its Licensor) has submitted all material prior art of which it is aware in accordance with the requirements of the United States Patent and Trademark Office.

The Inovio Patent Rights properly identify each and every inventor of the claims of the Inovio Patent Rights. Each Person who has contributed to the conception of inventions covered or claimed in the Inovio Patent Rights existing as of the Effective Date, or the creation of the Inovio Know-How has duly assigned and has executed an agreement assigning to Inovio, or as appropriate, Inovio's licensor and, in turn to Inovio, such Person’s entire right, title and interest in and to such Inovio Patent Rights or Inovio Know-How.

All intellectual property rights relating to the Products or the exploitation thereof licensed to MedImmune pursuant to the Existing Agreements are Controlled by Inovio and the rights and obligations of the Parties hereunder are fully consistent with and are not limited by the Existing Agreements. To Inovio’s knowledge, no additional rights or licenses are required for MedImmune to Exploit the Products, Delivery Device and/or Enabling Technologies as contemplated herein, other than those already granted under this Agreement.

11.1.5.    Inventors
All of Inovio’s employees, officers and consultants have executed agreements requiring assignment to Inovio of all Inventions made by such individuals during the course of and as a result of their association with Inovio.

The trade secrets and all other material, previously non-published, information (including the sequence of the DNA Plasmids of Product3112) included in the Know-How existing as of the Effective Date have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality customary in the biopharmaceutical industry. To the knowledge of Inovio no breach of such confidentiality obligation has been committed by any Third Party.

MedImmune shall not, before, on or after the Effective Date, have any obligation to contribute to any remuneration of any inventor employed or previously employed by Inovio or any of its Affiliates or make any other payment save as provided in the License Agreement in respect of the Product, Delivery Device Patents, Enabling Technology Patents or Know-How. Inovio or its Affiliates have paid and will pay all such remuneration and neither Inovio nor any of its Affiliates has received notification that such payments are insufficient compensation.

To the best of Inovio’s and its Affiliates’ knowledge as of the Effective Date, no actual or threatened breach of confidentiality has been committed by any Third Party in relation to the Product, Delivery Device, Enabling Technology or the Know-How.

11.1.6.    Grants
Inovio warrants that it has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations and to grant the licenses provided hereunder.

11.1.7.    Authorization
The execution, delivery and performance of this Agreement by Inovio and all instruments and documents to be delivered by Inovio hereunder: (a) are within the corporate power of Inovio; (b) have been duly authorized by all necessary or proper corporate action; (c) are not in contravention of any provision of the certificate of formation or limited liability company agreement of Inovio; (d) to the knowledge of Inovio, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (e) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Inovio is a party or by which Inovio or any of its property is bound, which violation would have an adverse effect on the financial condition of Inovio or on the ability of Inovio to perform its obligations hereunder; and (f) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

11.1.8.    Ownership and Validity of Know-How
Inovio’s Know-How is legitimately in the possession of Inovio and has not been misappropriated from any Third Party. Inovio has taken reasonable measures to protect the confidentiality of its Know-How. To the knowledge of Inovio, none of the Patents within the Inovio Patent Rights existing as of the Effective Date are invalid or unenforceable.

11.1.9.    No Claims
There are no claims or investigations pending or threatened against Inovio or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect Inovio’s ability to perform its obligations hereunder. No claims of infringement, misappropriation or other conflict with any intellectual property rights or other rights owned or controlled by any Third Party have been made or threatened with respect to the Inovio IP Rights existing as of the Effective Date.

11.1.10.    No Conflict

Neither Inovio nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Inovio’s obligations hereunder.

11.1.11.    Compliance, Anti-Corruption Laws.

11.1.11.7.    Inovio will immediately inform MedImmune in the event that Inovio becomes aware of any breach or violation by itself or its Representatives of any undertaking set forth in this Section.

11.1.11.8.    Inovio will ensure that for the performance of its obligations under the Agreement, none of its Representatives directly or indirectly offers, promises, pays, gives, or authorizes any offer, promise, payment or gift of money or anything else of value to any Person with the intention of or as a condition to inducing any Person to carry out a duty or function improperly or to reach a favorable decision on an improper basis. This includes providing improper benefits of any kind (including by way of preceptorships or sponsorships) to any Regulatory Authority, governmental official, healthcare professional and/or organization, university, research center, patient, supplier, charity or patient group, in each case whether companies or individuals, to obtain or retain business or to secure any improper advantage; or

11.1.11.9.    Inovio will ensure that for the performance of its obligations under the Agreement, none of its Representatives will, directly or indirectly, solicits any offer or promise or receives any payment or gift of money or anything else of value from any Person in violation of the Anti-Corruption Laws.

11.1.11.10.    Inovio will ensure that none of its Representatives takes any action which could render the other Party or its Representatives liable under any Anti-Corruption Laws.

11.1.11.11.    If MedImmune becomes aware that Inovio or its Representatives is in breach of this Section, or notification under this Section is received by MedImmune, then MedImmune will have the right, in addition to any other rights or remedies under the Agreement or to which MedImmune may be entitled in law or equity, to take such steps as are reasonably necessary in order to avoid potential violation or continuing violation that is deemed to be made by MedImmune and its Affiliates of the Anti-Corruption Laws, including by requiring that Inovio agrees to such additional measures, representations, warranties, undertakings and other provisions as it believes in good faith are reasonably necessary (the “Provisions”).

11.1.11.12.    Monitoring and Audit.
For the Term and [XXXXXXX] thereafter, Inovio will, for the purpose of auditing and monitoring, grant (or procure the grant) to MedImmune, its Affiliates, any auditors of any of them and any Regulatory Authority the right of access to any premises of the Inovio or its Representatives used in connection with the Agreement, together with a right to access personnel and records that relate to the Agreement (“Anti-Corruption Audit”). The Anti-Corruption Audit will take place during normal working hours, and in such a way to cause the minimum amount of disruption to the business of Inovio. The Parties will negotiate and agree in good faith, in advance of the Anti-Corruption

Audit, the details of the Anti-Corruption Audit to be conducted, such as time, place, auditors, records and materials to be reviewed.

To the extent that any Anti-Corruption Audit requires access and review of any commercially sensitive information of Inovio or its Representatives, such activity will be carried out by a Third Party professional advisor to be agreed in good faith by the Parties, and such professional advisors will only report back to MedImmune such information as is directly relevant to informing MedImmune on Inovio’s compliance with the particular provisions of this Agreement being audited, reviewed or inspected. In addition, MedImmune will procure that any auditor enters into a confidentiality agreement with Inovio and complies with relevant building and security regulations of Inovio.

The Parties will bear their own costs of an Anti-Corruption Audit or rendering assistance under this clause.

11.1.12.    Regulatory Documentation
Inovio and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and Applicable Law and all such information is true, complete and correct and what it purports to be. Inovio has made (and will make) available to MedImmune all Regulatory Documentation, Know-How and other information in its possession or Control related to the Products, Delivery Device and Enabling Technologies and all such Regulatory Documentation, Know-How and other information are (and, if made available after the Effective Date, will be) true, complete and correct.

11.1.13.    No Other Representations
EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS.

11.2.    MedImmune Representations, Warranties and Covenants

11.2.1.    Inventors
All of MedImmune’s employees, officers and consultants shall be required to assign to MedImmune of all Inventions made by such individuals during the course of and as a result of their activities pursuant to this Agreement.

11.2.2.    Grants
MedImmune warrants that it has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

11.2.3.    Authorization

The execution, delivery and performance of this Agreement by MedImmune and all instruments and documents to be delivered by MedImmune hereunder: (a) are within the corporate power of MedImmune; (b) have been duly authorized by all necessary or proper corporate action; (c) are not in contravention of any provision of the certificate of formation or limited liability company agreement of MedImmune; (d) to the knowledge of MedImmune, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (e) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which MedImmune is a party or by which MedImmune or any of its property is bound, which violation would have an adverse effect on the financial condition of MedImmune or on the ability of MedImmune to perform its obligations hereunder; and (f) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

11.2.4.    No Claims
There are no claims or investigations pending or threatened against MedImmune or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect MedImmune’s ability to perform its obligations hereunder.

11.2.5.    No Conflict
Neither MedImmune nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of MedImmune’s obligations hereunder.

11.2.6.    No Other Representations
EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS.

11.Indemnification

12.1.    Indemnification by MedImmune of Third Party Claims
MedImmune shall indemnify, hold harmless and defend Inovio and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Inovio becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims arise out of activities related to the Products (e.g. product liability claims) conducted by or on behalf of MedImmune or any breach of any representation, warranty or covenant of MedImmune under this Agreement, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of Inovio, its Affiliates or its Third Party manufacturers.

12.2.    Indemnification by Inovio of Third Party Claims
Inovio shall indemnify, hold harmless and defend MedImmune and its Affiliates, directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts MedImmune becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims arise out of activities related to (a) the Products (e.g. product liability claims) conducted by or on behalf of Inovio; (b) the Delivery Device (including related software and hardware); (c) any Enabling Technologies (d) any Know How that are required to make, use, express, manufacture and/or exploit (i) the 3112 Product as of the Effective Date and/or (ii) the Research Collaboration Product as of the CCAP delivery to MedImmune; and/or (e) any breach of any representation, warranty or covenant of Inovio under this Agreement and (e), except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of MedImmune, its Affiliates or Third Party manufacturers.

12.3.    Procedure
In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing, which shall not be unreasonably delayed or withheld.

12.Liability
Neither Party shall be liable to the other Party as a result of failure or delay to develop and/or commercialize the Product, including but not limited to, a) a delay in timelines, or b) delay or failure to recruit patients, or c) a change in its respective study protocols, or d) failure of the other Party to obtain regulatory approval for Products, except that, in each case, each Party complies with its obligations and representations under this Agreement.

Except for breach of Section 14.1, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANOTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

13.Obligation Not to Disclose Confidential Information

14.1.    Non-Use and Non-Disclosure
During the Term of this Agreement and for [XXXXXXX] thereafter, a Receiving Party shall (a) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (b) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (c) not use such Confidential Information other than for fulfilling its obligations under this Agreement; provided however, if Confidential Information is a trade secret the Receiving Party’s obligations and restrictions related thereto shall exist for as long as the Confidential Information is a trade secret.

14.2.    Permitted Disclosure
Notwithstanding the obligation of non-use and non-disclosure set forth in Section 14.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, and certain commercial considerations.

14.3.    Press Releases
The Parties may issue a mutually agreed upon press release announcing the existence and selected key terms of this Agreement.

MedImmune shall provide Inovio with a copy of any draft press release related to the activities contemplated by this Agreement at least [XXXXXXX] prior to its intended publication for Inovio’s review. Inovio may provide MedImmune with suggested modification to the draft press release. MedImmune shall consider Inovio’s suggestions in issuing its press release.

Inovio shall only issue press releases related to the activities contemplated by this Agreement that have been approved by MedImmune Inovio shall provide MedImmune with a draft press release at least [XXXXXXX] prior to its intended publication for MedImmune's review. During such period, MedImmune shall (a) approve the draft press release and permit Inovio to issue the press release, (b) contact Inovio to discuss modification to the draft press release, or (c) contact Inovio and disapprove the press release. If MedImmune asks for modification, then Inovio shall either make such modification or work with MedImmune to arrive at a press release that MedImmune approves.

14.4.    Publications
During the Term of this Agreement, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to DNA Plasmids, Adjuvants (to the extent specific to a Product), Products, and Delivery Devices (to the extent specific to a Product) in any publication or presentation:

(a)    Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines.

(b)    A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [XXXXXXX] (or at least [XXXXXXX]) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and If such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within thirty (30) days after receipt of the copy of the proposed publication or presentation (or at least twenty (20) days in the case of oral presentations), that such publication or presentation in its reasonable judgment (a) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention.

14.5.    Commercial Considerations
Nothing in this Agreement shall prevent MedImmune or its Affiliates from disclosing Confidential Information of Inovio to (a) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the Territory, (b) Third Parties acting on behalf of MedImmune, to the extent reasonably necessary for the development, manufacture or sale of Product and/or Delivery Device in the Territory, or (c) Third Parties to the extent reasonably necessary to market the Product in the Territory, or (d) potential Sublicensees.

14.6.    Additional Permitted Disclosures by MedImmune
MedImmune and its Affiliates and its and their Sublicensees may disclose Confidential Information of Inovio as may be necessary or useful in connection with the exploitation of the Products and Delivery Devices as it relates to its use for the delivery of a Product(including in connection with any filing, application or request for Regulatory Approval by or on behalf of MedImmune or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of MedImmune’s rights as contemplated by this Agreement, including to existing or potential Distributors, Sublicensees, collaboration partners or acquirers.

14.7.    Use of Name
Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party. The restrictions imposed by this Section 14.7 shall not prohibit (i) MedImmune from making any disclosure identifying Inovio to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

14.8.    Disclosure Required by Court Order, Law or Government
In the event that the Receiving Party is required by court order, law or governmental authority to disclose Confidential Information, the Receiving Party shall promptly inform the Disclosing Party in writing so that the Disclosing Party may seek a protective order or other appropriate remedy. The Receiving Party shall cooperate with Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. In the event that no such protective order or other remedy is obtained, then the Receiving Party may furnish only that portion of the Confidential

Information which the Receiving Party is advised by counsel is legally required to disclose and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information.

14.9.    Return of Confidential Information
Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 14.1.

14.Term and Termination

15.1.    Commencement and Term
This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

15.2.    Termination

15.2.1.    Termination for Breach
A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country, Research Program-by-Research Program, or Product-by-Product basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement related thereto. However, in the case of termination by Inovio for a material breach by MedImmune, such termination right will be limited to a right to terminate for (i) breach by MedImmune of MedImmune’s obligations to make payments under Section 6 or, (ii) a breach by MedImmune of MedImmune’s diligence obligations to use Commercially Reasonable Efforts pursuant to Section 5.7. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and the countries, Research Program and/or Product in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of [XXXXXXX] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Preemptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 16.4. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Preemptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in such countries effective as of the expiration of the Preemptory Notice Period. It is understood that termination pursuant to this Section 15.2.1 shall be a remedy of last resort and may be invoked only in the case where the breach cannot be reasonably remedied by the payment of money damages.

15.2.2.    Insolvency
A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [XXXXXXX] after the filing thereof.

15.2.3.    Termination by MedImmune without Cause
MedImmune shall have the right to terminate this Agreement at any time on a Program-by- Program, Product-by-Product and/or country-by-country basis (a) upon [XXXXXXX] prior written notice before First Commercial Sale of the Product to which the termination applies, and (b) upon [XXXXXXX] prior written notice after the First Commercial Sale of the Product to which the termination applies. The effective date of termination under this Section 15.2.3 shall be (a) [XXXXXXX] after, or (b) [XXXXXXX] after, as the case may be, MedImmune providing written notice to Inovio.

15.3.    Consequences of Termination

15.3.1.    Termination by Inovio for Breach by MedImmune or by MedImmune without Cause
Upon any termination of this Agreement (a) by Inovio for material breach by MedImmune under Section 15.2.1 or (b) by MedImmune without cause under Section 15.2.3, any ongoing Research Program or Development Program related to the subject matter of such breach shall cease, and all rights and licenses granted by Inovio to MedImmune under this Agreement shall also terminate in their entirety or on a country-by-country basis, Research Program-by-Research Program, and/or Product-by-Product basis, as applicable, on the effective date of termination. [XXXXXXX].

Any existing, permitted sublicense granted by MedImmune under this Agreement shall continue in full force and effect, provided that the permitted Sublicensee did not cause the breach that gave rise to a termination under Section 15.2.1, no default exists under the sublicense with such permitted Sublicensee and such permitted Sublicensee agrees to be bound by all the terms and conditions of this Agreement that are applicable to such permitted Sublicensee including rendering directly to Inovio all payments and other obligations due to Inovio related to such sublicense (including all event payments and royalty payments).

15.3.2.    Termination by MedImmune for Breach by Inovio or Inovio Insolvency

Upon any termination of this Agreement for breach by Inovio or Inovio’s Insolvency pursuant to Section 15.2, as applicable, all rights and licenses granted by MedImmune to Inovio under this Agreement shall terminate in their entirety or on a Research Program-by Research Program, country-by-country, and/or Product-by-Product basis, as applicable, on the effective date of termination (except to the extent necessary to conduct any additional activities as contemplated under this Article ). The following provisions shall apply:

(a)    All rights and licenses granted to MedImmune under Article 3 shall become perpetual and irrevocable. Inovio’s obligations of exclusivity set forth in Section 2.3 shall continue for Products.

(b)    Within [XXXXXXX] of the effective termination date, Inovio will disclose to or provide MedImmune with any Collaboration Invention not previously provided or disclosed to MedImmune.

(c)    [XXXXXXX].

(d)    If Inovio is responsible for conducting a Clinical Study for a terminated Product hereunder, then at MedImmune’s option and upon MedImmune’s request, Inovio shall reasonably cooperate with MedImmune in order to enable MedImmune to assume responsibility for the Development, Manufacture and Commercialization of Products in the Field in the Territory. Such cooperation and assistance shall be provided in a timely manner and shall include to the extent requested by MedImmune the following:

(i)    Inovio shall transfer to MedImmune all INDs, Marketing Authorization Applications, Marketing Authorizations, and all supporting documentation for such filings and applications, made or obtained by or on behalf of Inovio or any of its Affiliates or any of its Sublicenses or subcontractors relating to Product. For clarity, regulatory filings relating to Delivery Device or Enabling Technologies shall not be transferred to MedImmune.

(ii)    Inovio shall transfer to MedImmune, to the extent not previously provided, a copy of all Inovio Product Know-How, including all information contained in Inovio’s regulatory and/or safety databases, in the format then currently maintained by Inovio.

(iii)    Inovio shall assign to MedImmune any Sublicense Agreements and/or subcontract agreements previously entered into by Inovio to the extent related to the Products, and/or terminate such Sublicense Agreements and/or subcontract agreements to the extent related to the Products, as and to the extent requested by MedImmune.

(iv)    Inovio shall complete any Clinical Studies related to Product in the Field that are being conducted under Inovio’s IND for Product and are ongoing as of the date this Agreement is terminated, and for which it is not practicable to transfer responsibility for conducting such studies to MedImmune (as reasonably determined by MedImmune), in each case, as and to the extent requested by MedImmune; provided, however, that, MedImmune shall bear out-of-pocket Development costs incurred by MedImmune after termination in completing such studies as directed by MedImmune. However, for any termination due to Inovio’s Insolvency, Inovio shall not have any performance obligations and will assist, to the extent capable, in transferring responsibilities to MedImmune.

(v)    If requested by MedImmune, Inovio shall transfer to MedImmune, at a price to be agreed in good faith that shall not be more than Inovio’s FBMC for the Product, all quantities of Product in the possession of Inovio (including, clinical trial supplies and Product intended for commercial sale).

(vi)    Inovio shall transfer to MedImmune (a) any and all materials or products made for Inovio or received by Inovio for purposes of the Research Program or Development Program or for commercial sale; and (b) any human samples it has collected in relation to research studies or clinical trials it conducted on the Products in the Field in the Territory (“Samples”) to the extent allowable under applicable law.

(vii)    With respect to the foregoing subsections (i) through (vi), the Parties agree that Inovio will not be required to transfer to MedImmune all regulatory filings, agreements, contracts or Inovio IP Rights that relate solely to Delivery Device or Enabling Technologies, however, Inovio shall be required to provide MedImmune access to (“access to” shall be construed to include the provision of any license, rights of reference and/or third party beneficiary rights) such regulatory filings, agreements, contracts and IP rights, as necessary for MedImmune to engage in Development, Manufacture and Commercialization of Products in the Field in the Territory.

15.3.3.    No Other Obligations
After the effective date of termination of the Agreement, MedImmune shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, in the case of any termination, upon a Party taking responsibility for continued development of a Product, then the Parties shall cooperate to complete any Clinical Study related to such Product that is being conducted under its IND and is ongoing as of the effective date of termination; provided, however, that

(a)both Inovio and MedImmune in their reasonable judgment have concluded that completing any such Clinical Studies does not present an unreasonable risk to patient safety;

(b)neither Party shall have any obligation to recruit or enroll any additional patents after the date of termination; and

(c)the Party taking responsibility for the Product agrees to reimburse the other Party for all of its development costs that arise after the effective date of termination in completing such Clinical Studies.

(d)Inovio agrees that MedImmune shall have no obligation to transfer or otherwise provide access to any information, materials, or processes related to MedImmune Compounds, or to provide any supply of MedImmune Compounds to Inovio.

15.3.3.7.    Royalty and Payment Obligations
Termination of this Agreement by a Party, for any reason, shall not release MedImmune from any obligation to pay royalties or make any payments to Inovio that were due and payable prior to the effective date of termination. Unless otherwise expressly provided for herein, termination of this Agreement by a Party, for any reason, will release MedImmune from any obligation to pay royalties or make any payments to Inovio that would otherwise become due or payable after the effective date of termination.

15.4.    Survival
Section 10.2 (Ownership of Inventions); Article 12 (Indemnification), Article 14 (Obligation Not to Disclose Confidential Information), Article 15 (Term and Termination), Section 16.3 (Governing Law) and Section 16.5 (Arbitration) shall survive any expiration or termination of this Agreement for any reason.

15.Miscellaneous

16.1.    Bankruptcy
All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Inovio to MedImmune are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless MedImmune elects to terminate this Agreement, the Parties agree that MedImmune, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

16.2.    Change of Control
If there is a Change of Control of Inovio, then Inovio shall provide written notice to MedImmune at least [XXXXXXX] prior to completion of such Change of Control, subject to any confidentiality obligations of Inovio then in effect (but in any event shall notify MedImmune within [XXXXXXX] after completion of such Change of Control).

The Change of Control Group in connection with such Change of Control shall agree in writing with MedImmune that it shall comply with the Exclusivity obligations under Section 2.3, above.

The Change of Control Group in connection with such Change of Control shall agree in writing with MedImmune that it will not utilize any of MedImmune’s Know-How, Patent Rights, Inventions, Materials or Confidential Information or Joint Know-How, Joint Patent Rights or Collaboration IP (collectively, “Sensitive Information”) for the research, development or commercialization of any product for the treatment of any indication or patient population for which a Product may be developed or commercialized.

Following consummation of the Change of Control, MedImmune and the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Sensitive Information beyond Inovio’s personnel who need to know the Sensitive Information solely for the purpose of fulfilling the Acquired Party’s obligations under this Agreement.

If there is a Change of Control of Inovio then MedImmune may, in its sole discretion, cause Inovio to immediately cease any work under the Research Plans. Upon any such cessation, Inovio will immediately cease all activity, transfer to MedImmune all data developed by Inovio, and reconcile actual FTE costs in the quarter against the quarterly prepayment made by MedImmune. Within thirty (30) days of such reconciliation, Inovio will refund to MedImmune the difference between the quarterly prepayment by MedImmune and Inovio actual FTE expenditures in the quarter. All licenses granted by MedImmune to Inovio shall terminate, except the rights granted by MedImmune to Inovio under Section 2.3, above, shall survive. In addition, MedImmune shall have the right to suspend Inovio or its successor’s participation and rights under Article 3, and MedImmune shall have the right to make all decisions under the Agreement unilaterally and without consultation with Inovio or its successor.

16.3.    Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without reference to its conflict of laws principles.

16.4.    Disputes
Except for any disputes related to confidentiality or intellectual property or unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For Inovio:        CEO

For MedImmune:    SVP of Oncology iMed

16.5.    Arbitration
Should the Parties fail to agree within [XXXXXXX] after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the Rules of American Arbitration Association (AAA) as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. Each Party shall select one (1) arbitrator and the arbitrators shall select the third arbitrator. The place of arbitration shall be Philadelphia, Pennsylvania, US. The language to be used shall be English.

16.6.    Assignment
Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets or all of the business to which this agreement relates of the Party seeking to assign, provided that, in the case of an assignment to an Affiliate, the assigning Party shall be responsible for the actions of its Affiliates, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

16.7.    Debarment
Inovio represents and warrants that it has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event Inovio receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, Inovio shall immediately notify MedImmune in writing and MedImmune shall have the right, but not the obligation, to terminate this Agreement, effective, at MedImmune’s option, immediately or at a specified future date.

16.8.    Independent Contractor
No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Inovio, on the one hand, and MedImmune, on the other, are independent contractors of each other, and the relationship between them does not constitute a partnership, joint venture, or agency and shall not be construed as such.

16.9.    Unenforceable Provisions and Severability
If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

16.10.    Waiver
The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

16.11.    Appendices
All Appendices to this Agreement shall form an integral part to this Agreement.

16.12.    Entire Understanding

This Agreement, including all Schedules attached hereto, the mutually agreed upon Research Plan referenced in Section 2.1.1, and the target nomination list of the Initial Research Collaboration Targets referenced in section 3.4.1.1, contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

16.13.    Amendments
No amendments of the terms and conditions of this Agreement, including, without limitation, any specific terms and conditions herein, shall be binding upon either Party hereto unless in writing and signed by both Parties.

16.14.    Invoices
All invoices that are required or permitted hereunder shall be in writing and sent by Inovio to MedImmune at the following address or other address as MedImmune may later provide:

Attn:     MedImmune
PO Box 15190
Wilmington, De 19850-5190

Invoices must reference a corresponding Purchase Order number. If you have not received a Purchase Order number, please list the name of the MedImmune Alliance Director on your invoice.

We strongly encourage the use of e-mail in order to expedite invoice processing. Please send to: MedImmune.AccountsPayableInvoices@astrazeneca.com

With a copy to the MedImmune Alliance Director as directed by MedImmune.

16.15.    Notice
All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Inovio, to:	Inovio Pharmaceuticals, Inc. 660 W. Germantown Pike, Suite 110, Plymouth Meeting, PA 19462 U.S.A. Attn: Niranjan Sardesai, COO Facsimile No.: 267-440-4242

And:	Attn: Legal Department Facsimile No.: 267-440-4242
if to MedImmune, to:	MedImmune, Limited MedImmune Limited Milstein Building, Granta Park Cambridge CB21 6GH, United Kingdom Attention: Legal Department Attn: Legal Department

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Inovio Pharmaceuticals, Inc.		MedImmune Limited
By:	/s/ J. JOSEPH KIM	By:	/s/ ADRIAN C N KEMP
Name:	J. Joseph Kim, Ph.D.	Name:	Adrian C N Kemp
Title:	President & CEO	Title:	Director
Date:	August 7, 2015	Date:	August 7, 2015

Schedule 1.32

Delivery Device IP

Schedule 1.412

Enabling Technology Patents

Schedule 1.62

Inovio Background IP Rights

Schedule 10.3

3112 IP Patent Rights that are also Inovio Background IP Rights

DM3\3562545.1